As filed with the Securities and Exchange Commission on August 3, 2004

                                                      Registration No. _________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               NEW JERSEY                            TECH LABORATORIES, INC.                              22-1436279
        (State of Incorporation)               (Name of Registrant in Our Charter)           (I.R.S. Employer Identification No.)

      Bernard Ciongoli, President                                                                Bernard Ciongoli, President
          955 Belmont Avenue                                                                         955 Belmont Avenue
        North Haledon, NJ 07508                                                                   North Haledon, NJ 07508
         (973) 427-5333                                        3679                                    (973) 427-5333
    (Address and telephone number of       (Primary Standard Industrial Classification      (Name, address and telephone number of
      Principal Place of Business)                         Code Number)                               agent for service)

                                                             Copies to:
                                                      Clayton E. Parker, Esq.
                                                     Kirkpatrick & Lockhart LLP
                                               201 S. Biscayne Boulevard, Suite 2000
                                                        Miami, Florida 33131
                                                           (305) 539-3300
                                                   Telecopier No.: (305) 358-7095


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                                PROPOSED MAXIMUM
                                                                             PROPOSED MAXIMUM      AGGREGATE         AMOUNT OF
             TITLE OF EACH CLASS OF                     AMOUNT TO BE          OFFERING PRICE        OFFERING        REGISTRATION
          SECURITIES TO BE REGISTERED                    REGISTERED            PER SHARE(1)         PRICE(1)            FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common stock                                            189,492,704(2)          $0.028          $5,305,795.71         $672.24
-----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of August 2, 2004.

(2) Of these shares, 150,000,000 are being registered under the Standby Equity Distribution Agreement, 22,500,000 are being registered under convertible debentures, 3,125,000 shares of common stock received as a fee under the Standby Equity Distribution Agreement, 91,912 are being registered as a placement agent fee, and 31,250,000 other shares.


                            -----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                     Subject to completion, dated August 3, 2004


                             Tech Laboratories, Inc.
                       189,492,704 Shares of Common Stock


     This prospectus relates to the sale of up to 189,492,704 shares of Tech Labs' common stock by certain persons who are, or will become, stockholders of Tech Labs. Please refer to "Selling Stockholders" beginning on page 12. Tech Labs is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Tech Labs will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by Tech Labs. Tech Labs has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Standby Equity Distribution Agreement that is more fully described below.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On August 2, 2004, the last reported sale price of our common stock was $0.028 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TCHL." These prices will fluctuate based on the demand for the shares of common stock.

      The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 184,375,000 shares of common stock, 150,000,000 of which are under the Standby Equity Distribution Agreement, 31,250,000 are under $500,000 of convertible debentures, and 3,125,000 shares which were received as a fee under the Standby Equity Distribution Agreement, Newbridge Securities Corporation, who intends to sell up to 91,912 shares of common stock, Advantage Fund I, LLC, which intends to sell 1,264,871 shares under convertible debentures, Phoenix Capital Partners, LLC, which intends to sell up to 2,435,312 shares of common stock, and Knightsbridge Holdings, LLC, which intends to sell up to 1,325,609 shares of common stock. Upon issuance, the 150,000,000 shares of common stock under the Standby Equity Distribution Agreement would equal 73.04% of Tech Labs' then-outstanding common stock.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners, L.P. will pay Tech Labs 98% of or a 2% discount to, the lowest closing bid price of the common stock during the 5 consecutive trading-day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. The 2% discount, and the 5% retainage fee are underwriting discounts payable to Cornell Capital Partners.

     Tech Labs has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of
91,912  shares  of  Tech  Labs'  common  stock  on  June 17,  2004,   equal  to
approximately $10,000 based on Tech Labs' stock price on May 28, 2004.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

     These securities are speculative and involve a high degree of risk.

     Please refer to "Risk Factors" beginning on page 5.

     With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is August __, 2004.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................4
RISK FACTORS...................................................................7
FORWARD-LOOKING STATEMENTS....................................................11
SELLING STOCKHOLDERS..........................................................12
USE OF PROCEEDS...............................................................15
DILUTION......................................................................16
STANDBY EQUITY DISTRIBUTION AGREEMENT.........................................17
PLAN OF DISTRIBUTION..........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................21
DESCRIPTION OF BUSINESS.......................................................27
MANAGEMENT....................................................................32
DESCRIPTION OF PROPERTY.......................................................35
LEGAL PROCEEDINGS.............................................................35
PRINCIPAL STOCKHOLDERS........................................................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................37
DESCRIPTION OF SECURITIES.....................................................44
EXPERTS.......................................................................45
LEGAL MATTERS.................................................................45
HOW TO GET MORE INFORMATION...................................................45
PART II  ...................................................................II-1
EXHIBIT 5.1................................................................5.1-1
FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

Our audited financial statements for the fiscal year ended December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                    Overview

     Tech Labs manufactures and sells various electrical and electronic components. During 2003, we marketed and continued to develop the DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit for network management and security. This equipment manages video and data transmissions on a network.

     We also manufacture and sell standard and customized transformers and rotary switches, the latter of which products permits an electrical signal to be diverted from point A to point B. Approximately 10% of our products are manufactured for military applications.

     We sell our switch and transformer products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.


                                  Going Concern

     As a result of operating losses and negative cash flows experienced during 2002 and 2003. Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern.


                                    About Us

     Tech Labs' principal place of business is located at 955 Belmont Avenue, North Haledon, NJ 07508. Our telephone number is (973) 427-5333.

                                  THE OFFERING

     This offering relates to the sale of common stock by certain selling shareholders. The terms of these transactions are summarized below:

     Convertible Debentures. We currently have commitments for the issuance of $500,000 of debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or
(b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The convertible debentures are secured by all of Tech Labs' assets.

     Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $300,000 every 7 trading days. Cornell Capital Partners will pay us 98% of, or a 2% discount to, the lowest closing bid price of the common stock during the 5 consecutive trading days immediately following the notice date. We paid Cornell Capital Partners a one-time commitment fee of $340,000, payable by the issuance of 3,125,000 shares of common stock. In addition, Cornell Capital Partners will be entitled to retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

     There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Tech Labs' stock price and our inability to draw sufficient funds when needed.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.06 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:                   $0.060        $0.045       $0.030       $0.015
No. of Shares(1):            150,000,000   150,000,000  150,000,000  150,000,000
Total Outstanding (2):       205,354,001   205,354,001  205,354,001  205,354,001
Percent Outstanding (3):          73.04%        73.04%       73.04%       73.04%
Net Cash to Tech Labs:(4)     $8,465,000    $6,327,500   $4,190,000   $2,052,500

------------
(1) Represents the number of shares of common stock being registered hereunder to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible compensation debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses.

     We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000, payable by the issuance of 91,912 shares of our common stock. Newbridge Securities Corporation is not participating as an underwriter in this offering.

     The other selling shareholders are Advantage Fund I, LLC, which intends to sell 1,264,871 shares under convertible debentures, Phoenix Capital Partners, LLC, which intends to sell up to 2,435,312 shares of common stock, and Knightsbridge Holding, LLC, which intends to sell up to 1,325,609 shares of common stock.


Common Stock Offered                189,492,704 shares by selling stockholders

Offering Price                      Market price

Common Stock Outstanding
  Before the Offering               55,354,001 shares as of August 3, 2004

Use of Proceeds                     We will not  receive any  proceeds  from the
                                    shares offered by the selling  stockholders.
                                    Any  proceeds  we  receive  from the sale of
                                    common   stock  under  the  Standby   Equity
                                    Distribution Agreement will be used for general working capital purposes. See "Use of Proceeds."

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin
   Board Symbol                     TCHL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                  For the Three     For the Year
                                                   Months Ended           Ended
                                                      March 31,     December 31,
                                                  -------------     -----------
Consolidated Statements of Operations                      2004            2003
                                                  -------------     -----------

Sales, Net:                                       $      51,701     $   236,107
                                                  -------------     -----------
Cost and Expenses:
 Cost of Sales                                           29,811         434,264
 Selling, General and Administrative Expense            152,932         754,438
                                                  -------------     -----------
                                                        182,743       1,188,702
                                                  -------------     -----------
Income/(Loss) from Operations                     $    (131,042)    $  (952,595)
Other Income (Expense)                                  (29,735)        120,112

Income/(Loss) Before Income Taxes                 $    (160,777)    $  (832,483)
Provision for Income Taxes                                   --              --
                                                  -------------     -----------
                                                  $    (160,777)       (832,483)
Income/(Loss)

Retained Earnings/Accum. Deficit), Beg. Qtr          (4,649,636)     (3,817,153)

Retained Earnings/Accum. Deficit), End. Qtr       $  (4,810,413)    $(4,649,636)
                                                  -------------     -----------
Earnings Per Share                                $       (0.02)    $     (0.10)
                                                  =============     ===========

                                                      March 31,     December 31,
Consolidated Balance Sheets                                2004            2003
                                                  -------------     -----------
Assets:
  Cash                                            $      46,199     $   138,845
  Marketable Securities                                  40,000          40,000
  Accounts Receivable, net                               17,555          11,107
  Inventories                                         1,326,785       1,249,777
  Prepaid Expenses                                        6,303           6,303
                                                  -------------     -----------
    Total Current Assets                          $   1,436,842     $ 1,446,032
                                                  -------------     -----------

Property, Plant and Equipment, at Cost
  Leasehold Improvements                                  2,247           2,247
  Machinery, Equipment and Instruments                  607,987         607,987
  Furniture and Fixtures                                110,140         110,893
                                                  -------------     -----------
  Total Property, Plant and Equipment             $     720,374     $   721,127
  Less: Accumulated Depreciation and Amortization      (432,796)       (427,909)
                                                  -------------     -----------
  Net Property, Plant and Equipment               $     287,578     $   293,218
  Other Assets                                           12,059          12,059

    Total Assets                                  $   1,736,479     $ 1,751,309
                                                  =============     ===========
Current Liabilities:
  Convertible Notes                               $   1,187,369     $ 1,480,785
  Current Portion of Long-Term Debt                      30,044          30,392
  Short-Term Loans Payable                               50,450          55,449
  Accounts Payable and Accrued Expenses                 125,229         175,000
  Other Liabilities                                      87,692           3,908
                                                  -------------     -----------
    Total Current Liabilities                     $   1,480,784     $ 1,745,534
                                                  -------------     -----------

Stockholders' Investment:
  Common stock, net of treasury stock             $     335,404     $   175,030
  Capital Contributed in Excess of Par Value          4,730,704       4,480,381
  Accumulated Deficit                                (4,810,413)     (4,649,636)
                                                  -------------     -----------
                                                  $     (79,909)    $     5,775
                                                  -------------     -----------
  Total liabilities and stockholders' investment  $   1,736,479     $ 1,751,309
                                                  =============     ===========

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2004 and has been derived from financial information appearing in the financial statements included with this prospectus:

                                                      Three Months Ended
                                                         March 31, 2004
                                                ----------------------------
                                                    Actual        Adjusted
                                                        Capitalization
                                                ----------------------------
Total Debt                                      $  1,480,784    $  1,980,784(A)

Stockholders' Equity Common stock,
 $.01 par value, 250,000,000 shares
  authorized 34,082,719 shares issued
   11,316 shares held in treasury, pro-forma
   199,700,249 shares issued                         335,404       2,332,406(B)

Additional paid-in capital                         4,730,704      13,011.581
Accumulated deficit                               (4,810,413)     (4,810,413)
                                                ------------    ------------
Total Stockholder's Equity                      $    255,695    $ 10,533,574
                                                ------------    ------------
Total Capitalization                            $  1,736,479    $ 12,514,358
                                                ------------    ------------


(A) $250,000 advanced to Tech Labs, Inc., upon agreement to this transaction on June 2, 2004. $250,000 will be advanced to Tech Labs, Inc., when this transaction covered by this SB-2 becomes effective.

(B) Assumes issuance of all shares included in this SB-2 under the Standby Equity Distribution Agreement at $.06 per share. Excludes any additional shares that may be issued under the convertible compensation debentures.

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.


                          RISKS RELATED TO OUR BUSINESS


We Have Historically Lost Money and Losses May Continue In The Future Which May Severely Impair Our Future Operations

     For the three months ended March 31, 2004, we lost $160,777. For the year ended December 31, 2003, we lost $832,483. Our accumulated deficit was $4,810,413 and $4,649,636 at March 31, 2004 and December 31, 2003, respectively.
Future losses may occur.


We Will Need To Raise Additional Capital and Debt Funding To Sustain Operations

     To the extent that we cannot obtain cash in advance or dedicated financing for our products and generate sufficient profits on sales, we are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

     We have traditionally relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.


We Are In Default Of Certain Obligations Owed To Third Parties Which May Severely Impair Our Future Operations

     We are in default on obligations owed to third parties. These obligations totaled $50,000 as of March 31, 2004.


We Have Been The Subject Of A Going Concern Opinion As Of December 31, 2003 and December 31, 2002 From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

     Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2003 and 2002, which states that our ability to continue as a going concern depends upon our ability to obtain financing to fund working capital requirements. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $1 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Standby Equity Distribution Agreement.


We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On March 31, 2004 Were Not Sufficient To Satisfy Our Current Liabilities Which May Severely Impair Our Future Operations

     We had a working capital deficit of $43,942 at March 31, 2004, which means that our current liabilities as of that date exceeded our current assets on March 31, 2004 by $43,942. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2004 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or reach agreement with some of our creditors to convert debt to equity or curtail our operations.


Upon a Default On Our Outstanding Convertible Debentures, The Holders May Foreclose On Our Assets Which Have Been Pledged To The Holders As Security For the Convertible Debentures

     Our Company granted to the holders of our Convertible Debentures security interests in substantially all of our assets. If our company were to default on the Convertible Debentures, then the holders of the Convertible Debentures have the ability to foreclose on the security interest. In such event, our Company's assets would be sold and the proceeds of such sale would be used to repay the amounts owed on the Convertible Debentures.


Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

     Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.


Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     o Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.


If We Fail To Keep Pace With Rapid Technological Change And Evolving Industry Standards, Our Products Could Become Less Competitive Or Obsolete

     The market electrical and electrical components are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own products in response to changes in technology or industry standards, our product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

     o enhance and adapt current products and develop new products that meet changing customer needs;

     o adjust the prices of software applications to increase customer demand;

     o    successfully advertise and market our products; and

     o influence and respond to emerging industry standards and other technological changes.

     We need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.


                         Risks Related To This Offering


Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 55,354,001 shares of common stock shown as outstanding as of August 3, 2004, 21,269,429 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 34,084,572 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

     The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, at March 31, 2004, at an assumed offering price of $0.06 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.0126 per share. Dilution per share at prices of $0.0450, $0.0300 and $0.0150 per share would be $0.0090, $0.0057 and $0.0023, respectively.

     As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.


Cornell Capital Partners Under The Standby Equity Distribution Agreement Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

     The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 2% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

     In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 2% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Tech Labs' common stock.


The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 180,742,704 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

     In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Tech Labs has not performed in such a manner to show that the equity funds raised will be used to grow Tech Labs. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement Tech Labs may request numerous drawdowns pursuant to the terms of the Standby Equity Distribution Agreement. Even if Tech Labs uses the proceeds from the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets that are materially beneficial to Tech Labs the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

     It is not possible to predict if the circumstances whereby short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Tech Labs.


The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.


We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

     We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $300,000 every 7 trading days.

     In addition, the number of shares being registered is not sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $0.06 and the 150,000,000 shares we are registering, we would not be able to draw the entire $10 million available under the Standby Equity Distribution Agreement. At this assumed price, we will be able to draw gross proceeds of $9,000,000 with the 150,000,000 shares being registered. Tech Labs would be required to register 16,666,667 additional shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Tech Labs would most likely need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement.


The Conversion of Our Outstanding Debentures Will Cause Dilution to Our Existing Shareholders

     The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders. We currently have commitments to purchase $500,000 of debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. If such conversion had taken place at $0.048 (i.e., 80% of the recent price of $0.06), then the holders of the convertible debentures would have received 10,416,667 shares of common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

                           FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to Tech Labs and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                                     PERCENTAGE
                                                                                         OF
                                                                                     OUTSTANDING
                                                                                      SHARES TO
                                                                    SHARES TO BE         BE
                                                 PERCENTAGE OF        ACQUIRED        ACQUIRED                         PERCENTAGE
                                                  OUTSTANDING        UNDER THE        UNDER THE                         OF SHARES
                                  SHARES            SHARES            STANDBY          STANDBY                         BENEFICIALLY
                               BENEFICIALLY      BENEFICIALLY          EQUITY          EQUITY        SHARES TO BE         OWNED
                               OWNED BEFORE      OWNED BEFORE       DISTRIBUTION     DISTRIBUTION     SOLD IN THE         AFTER
     SELLING STOCKHOLDER         OFFERING        OFFERING (1)        AGREEMENT        AGREEMENT        OFFERING        OFFERING(1)
-------------------------     -------------    ---------------     --------------   --------------   ------------     -------------
                                   SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH TECH LABS, INC.
Cornell Capital Partners,
  L.P.                          6,143,611(2)            9.99%       150,000,000(2)         73.04%   184,375,000               0.0%
Advantage Fund I, LLC           1,264,871               2.29%                --               --      1,264,871               0.0%
Newbridge Securities
  Corporation                      91,912                   *                --                          91,912               0.0%
Phoenix Capital Partners, LLC   2,435,312               4.40%                --               --      2,435,312               0.0%
Knightsbridge Holdings, LLC     1,325,609               2.39%                --               --      1,325,609               0.0%
                              -------------    ---------------     --------------                    ------------     -------------
Total                          11,261,315              18.31%       150,000,000                     189,492,704               0.0%
                              =============    ===============     ==============                   =============     =============




-----------------------------------------

*    Less than 1%.

(1) Applicable percentage of ownership is based on 55,354,001 shares of common stock outstanding as of August 3, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of August 3, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 3, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The 6,143,611 shares of common stock represent (i) 3,125,000 shares issued as a commitment fee under the Standby Equity Distribution Agreement and
     (ii) 2,043,894 shares to be issued under outstanding promissory notes that are convertible into shares of the Company's common stock. These convertible promissory notes cannot be converted to the extent that such conversion would result in Cornell Capital Partners beneficially owning more than 9.99% of the Company's Common Stock. Cornell Capital Partners also owns debentures convertible into shares of common stock (subject to a limit of 4.99% of the total common stock outstanding as set forth in the transaction documents). Because of the 4.99% limit, Cornell Capital Partners is not deemed to beneficially own any shares underlying the convertible debenture. We are registering a total of 31,250,000 shares to cover conversions of the outstanding Debentures.

     The following information contains a description of the selling shareholder's relationship to Tech Labs and how each selling shareholder acquired the shares to be sold in this offering. No selling stockholder has held a position or office, or had any other material relationship, with Tech Labs, except as follows:


Shares Acquired In Financing Transaction With Tech Labs

     o Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Tech Labs. These transactions are explained below:

     o Standby Equity Distribution Agreement. In May 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Tech Labs 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $340,000, payable by the issuance of 3,125,000 shares of common stock. We are registering 150,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement, together with the 3,125,000 shares issued as a commitment fee.

     o Convertible Debentures. Cornell Capital Partners has purchased debentures in the original principal amount of $250,000, and is obligated to purchase an additional $250,000 convertible debentures in $25,000 increments every thirty (30) days, with the balance purchased upon the SEC declaring this registration statement effective. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Tech Labs has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Tech Labs' assets. In the event the debentures are redeemed, then Tech Labs will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price equal to 120% of the closing bid price of the common stock as of the closing date. Tech Labs is registering in this offering 31,250,000 shares of common stock underlying the convertible debentures.


There Are Certain Risks Related To Sales By Cornell Capital Partners

     There are certain risks related to sales by Cornell Capital Partners, including:

     o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

     o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales. This could place further downward pressure on the price of the common stock.

     o Cornell Capital Partners is the beneficial owner of promissory notes with a face value of $609,842.30, which are convertible into shares of Tech Labs' common stock. These notes were acquired in private transactions from the beneficial owners of these notes, which were Endeavor Capital Investments Fund, Esquire Trade & Finance and Celeste Trust Reg. Tech Labs originally issued these notes in October 2000. The shares underlying these notes are not being registered in this offering, but Cornell Capital Partners is deemed to be the beneficial owner of 2,043,894 share of common stock underlying these notes (subject to a limit of 9.9% of the total common stock outstanding as set forth in the transaction documents related to the notes).

     Advantage Fund I, LLC. All investment decisions of Advantage Fund I, LLC are made by its managing member, Robert Press. Advantage Fund I, LLC will acquire all shares being registered in this offering in financing transactions with Tech Labs. On June 30, 2004 we issued 1,264,871 shares to Advantage Fund I, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned these shares to Advantage Fund I, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. We are registering 1,264,871 shares of common stock owned by Advantages Fund, LLC in this offering.

     Newbridge Securities Corporation. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of $10,000 for such advice, payable by the issuance of 91,912 shares of common stock. Tech Labs is registering these shares in this offering.

     Phoenix Capital Partners, LLC. Jeffrey Sternberg makes the investment decisions for Phoenix Capital Partners, LLC. On June 30, 2004 we issued 685,312 shares to Phoenix Capital Partners pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. On December 12, 2003 we issued 1,750,000 shares to Phoenix Capital Partners, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. We are registering 2,435,312 shares of common stock owned by Phoenix Capital Partners, LLC in this offering.

     Knightsbridge Holdings, LLC. Robert Press makes the investment decisions for Knightsbridge Holdings, LLC. On July 1, 2004 we issued 60,737 shares to Knightsbridge Holdings, LLC, pursuant to an agreement with the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. On June 30, 2004 we issued 1,264,872 shares to Knightsbridge Holdings, LLC. Such shares were issued pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. We are registering 1,325,609 shares of common stock owned by Knightsbridge Holdings, LLC in this offering.

                                USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. Tech Labs will pay Cornell Capital 5% of each advance as an additional fee.

     Tech Labs is registering 150,000,000 shares of common stock for issuance under the Standby Equity Distribution Agreement. At a recent price of $0.06 per share, Tech Labs would receive gross proceeds of $9.0 million. At such a price, Tech Labs would need to register an additional 16,666,667 shares of common stock to utilize the full $10.0 million available under the Standby Equity Distribution Agreement.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $50,000 plus a 5% retainage payable to Cornell Capital Partners.

USE OF PROCEEDS:
------------------------------------------------------------------------

Gross Proceeds                           $  4,500,000       $  9,000,000
Net Proceeds                             $  4,225,000       $  8,500,000

Working Capital                             2,112,500          4,250,000
Marketing                                   2,112,500          4,250,000
                                         ------------       ------------

Total                                    $  4,225,000       $  8,500,000
                                         ============       ============

No. of shares issued under the
Standby Equity Distribution Agreement
at an assumed price of $0.06               75,000,000        150,000,000

                                    DILUTION

     The net tangible book value of our Company as of March 31, 2004 was $255,695 or $0.0075 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.06 per share which is in the range of the recent share price.

     If we assume that our Company had issued 150,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.06 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees of $450,000 and offering expenses of $50,000, our net tangible book value as of March 31, 2004 would have been $0.0476 per share. Note that at an offering price of $0.06 per share, Tech Labs would receive gross proceeds of $9.0 million or $1.0 million than is available under the Standby Equity Distribution Agreement. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0401 per share and an immediate dilution to new stockholders of $0.0124 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.0600
Net tangible book value per share before this offering      $0.0075
Increase attributable to new investors                      $0.0401
Net tangible book value per share after this offering       -------     $0.0476
                                                                        -------
Dilution per share to new stockholders                                  $0.0124
                                                                        =======

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                ASSUMED           NO. OF SHARES TO BE     DILUTION PER SHARE TO
            OFFERING PRICE             ISSUED (1)             NEW INVESTORS
            --------------        -------------------     ---------------------
               $0.0600               150,000,000                $0.0124
               $0.0450               150,000,000                $0.0090
               $0.0300               150,000,000                $0.0057
               $0.0150               150,000,000                $0.0023

(1) This represents the maximum number of shares of common stock that will be registered under the Standby Equity Distribution Agreement.

                     STANDBY EQUITY DISTRIBUTION AGREEMENT

     Summary. In May 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000, payable by the issuance of 91,912 shares of our common stock.

     The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

     Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. There are no closing conditions for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Tech Labs' common stock has not been suspended and we have given the written notice and associated correspondence to Cornell Capital Partners.

     We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.06, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement with the 150,000,000 shares we are registering. Tech Labs would be required to register 16,666,667 additional shares at this assured price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Tech Labs would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 150,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.0667.

     We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

     The amount of each advance is limited to a maximum draw down of $300,000 every 7 trading days. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. In addition, we may request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock.

     Based on a recent stock price of $0.06 Cornell Capital Partners' beneficial ownership of Tech Labs common stock is 9.99% and therefore we would not be permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners' beneficial ownership of our common stock remains at 9.99%. A possibility exists that Cornell Capital Partners may continue to own more than 9.9% of Tech Labs' outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

     We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.06 per share, we would issue 150,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $9.0 million. These shares would represent 75% of our outstanding common stock upon issuance. We are registering 150,000,000 shares of common stock for the sale under the Standby Equity Distribution Agreement. Tech Labs' stock price would have to rise substantially for us to have access to the full amount available under the Standby Equity Distribution Agreement. Accordingly, Tech Labs would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Standby Equity Distribution Agreement at the current price of $0.06 per share. At a recent price of $0.06 per share, Tech Labs would be required to issue 166,666,667 shares of common stock in order to fully utilize the $10.0 million available.

     There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Tech Labs' stock price and our inability to draw sufficient funds when needed.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.06 per share and 25%, 50% and 75% discounts to the recent price.


Purchase Price:             $       0.06    $      0.045    $       0.03    $      0.015
No. of Shares(1):            150,000,000     150,000,000     150,000,000     150,000,000
Total Outstanding (2):       205,354,001     205,354,001     205,354,001     205,354,001
Percent Outstanding (3):           73.04%          73.04%          73.04%          73.04%
Net Cash to Tech Labs:(4)   $  8,465,000    $  6,327,500    $  4,190,000    $  2,052,500


(1) Represents the number of shares of common stock being registered hereunder to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible compensation debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses.


     Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

     Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Tech Labs under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty
(50) trading days other than due to acts by Cornell Capital Partners or if Tech Labs fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

     All fees and expenses under the Standby Equity Distribution Agreement will be borne by Tech Labs. We expect to incur expenses of approximately $50,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of $340,000, payable by the issuance of 3,125,000 shares of common stock. In addition, we issued 91,912 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately-negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    through the writing of options on the shares;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholders have entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

     Indemnification. We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tech Labs pursuant to the foregoing, or otherwise, Tech Labs has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Statutory Underwriter. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee of 3,125,000 shares of our common stock. The 2% discount, the 5% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 91,912 shares of our common stock.

     Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

     Blue Sky Laws. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Costs of Registration. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses consist of: a SEC registration fee of $672.24, printing expenses of $2,500, accounting fees of $10,000, legal fees of $35,000 and miscellaneous expenses of $1,827.76. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

     Regulation M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following information should be read in conjunction with the consolidated financial statements of Tech Labs and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of Tech Labs please see the section entitled Description of the Business which follows this section.


Overview

     We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We intend to continue to focus on DynaTraX(TM) sales and development of additional products using these technologies.

         The following table sets forth the components of our revenues for each of our major business activities in 2002, 2003 and three months ended March 31, 2004, and their approximate percentage contribution to revenues for the period indicated:


                                                                     THREE MONTHS
                                                                        ENDED
                                                                       MARCH 31,
PRODUCT TYPE                2002    % OF SALES    2003    % OF SALES     2004    % OF SALES
----------------------    --------  ----------  --------  ----------    -------  -----------
Switches                  $112,786     27.6%    $ 68,036     28.8%      34,758     67.2%
IDS Sensors               $256,711     62.9%    $109,719     46.5%      12,933     25.0%
Transformers/Coils        $ 35,357      8.6%    $ 40,527     17.2%       4,010      7.8%
Contract Manufacturing    $  3,404      0.9%    $ 17,825      7.5%        --
Totals                    $408,258    100.0%    $236,107    100.0%      51,701    100.0%


     The following table sets forth the percentages of gross profit for each of our major business activities in 2002, 2003 and three months ended March 31, 2004:

                                                                                            THREE MONTHS
                                                                                                 ENDED
PRODUCT TYPE                                                 2002        2003   NET CHANGE  MARCH 31, 2004
-------------------------------------------------------    -------     -------- ----------  ---------------
Switches                                                     75.4%       68.5%     (6.9%)     60.8%
IDS Sensors                                                  57.4%       57.0%     (0.4%)     56.6%
Transformers/Coils                                           54.4%       47.8%     (6.6%)     46.1%
Contract Manufacturing                                          *        49.6%     49.6%        --
Unallocated company expenses, including physical
  inventory adjustments, factory overhead and inventory
  write-downs                                              (165.2%)    (142.1%)    23.1%        --
Total company gross profit %                                    *           *         *      42.13%


--------------------

*    Negative Percentage.

     We have continued to shift out of the subcontracting and transformer business which provides low gross profit margins, for higher gross profit margin products. While rotary switches produce high gross profits, demand for rotary switches is low.

     We have gradually shifted our product offering from less profitable to more profitable proprietary products.

RESULTS OF OPERATIONS

Comparison Of Three Months Ended March 31, 2004 And 2003

     Sales were $51,701 for the first quarter of 2004 as compared to $94,327 for the similar period of 2003. This decrease was due to the continuing effects of the economic downturn. Tech Labs is seeking long-term contracts with major computer companies. Tech Labs believes these contracts will provide future growth in its major product, Dyntrax.

     Cost of sales of $29,811 for the first quarter of 2004 has decreased by $28,354 compared to the same period of 2003, primarily due to the sales decline.

     Selling, administrative, and general expenses increased by $90,230 to $152,932, compared to the same period of 2003 due to increases in expenses associated with Tech Labs' attempts to raise long term capital, and executive salary accruals.

     Loss from operations of $131,042 increased $104,502 compared to a loss of $26,540 for the prior period as a direct result of sale declines and expenses incurred to explore long term financing prospects.

Comparison Of Year Ended December 31, 2003 And 2002

     Sales were $236,107 for 2003 as compared to $408,258 for the year ended 2002. The decline in sales of 42.2% was a direct result of the economic downturn, resulting in a decline in the sale of electrical and electronic components.

     Cost of sales decreased by $393,930 from $434,264 for the year ended 2003, compared to $828,194 for the year ended 2002. This decrease resulted primarily from the decline in sales. Tech Labs' gross profit percentage was negative in 2003 and 2002 due to inventory write-offs of slow moving and obsolete inventory totaling $250,000 in 2003 and $500,000 in 2002.

     Selling, general, and administrative expenses decreased by $2,130 in 2003 to $754,438, as compared to the prior period. This decrease was due to Tech Labs' continuing efforts to reduce these expenses during this economic downturn, offset by increased expense incurred to support the company's on-going effort to raise long term financing.

     Other Income increased $185,868 due to the sale of Tech Labs' state tax loss carry-forward. Losses from operations of $832,483 in 2003 were a direct result of volume declines as well as the inventory write-off and consulting fees.


LIQUIDITY AND CAPITAL RESOURCES

     March 31, 2004. Tech Labs does not yet have an adequate source of reliable, long-term revenue to fund operations. As a result, Tech Labs is reliant on outside sources of capital funding. There can be no assurances that Tech Labs will in the future achieve a consistent and reliable revenue stream adequate to support continued operations.

     Tech Labs had cash and cash equivalents of $46,199 and a working capital deficiency of ($43,942) at March 31, 2004.

     For the three months ended March 31, 2004, Tech Labs had a net decrease in cash and cash equivalents of $92,646. Tech Labs used cash in operating activities of $93,399 and generated no cash from financing activities. Cash used in operating activities consisted primarily of a net loss of $160,777, an increase in inventory of $77,008, and a decrease in accounts payable and accrued expenses of $49,771, which were partially offset by non-cash expenses of $116,821.

     Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies. We do not have sufficient cash and cash equivalents on hand to conduct our operations passed December 31, 2004 and are substantially dependent on the equity financing and interim funding from our Chairman and CEO to continue operations.

     The notes to Tech Labs' December 31, 2003 consolidated financial statements contain an explanatory paragraph that states that Tech Labs has suffered losses and negative cash flows from operations that raise substantial doubt about Tech Labs' ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As of March 31, 2004, there were no material commitments for capital expenditures.

     Year Ended December 31, 2003. During 2001 through 2003 as a result of the economic downturn, we suffered severe operating losses and negative cash flows which impaired our liquidity position and caused a default on an underlying conversion and redemption agreement related to the convertible notes issued in October 2000. In 2003, Tech Labs' negative cash flow was primarily caused by operating losses plus the buildup of inventory in anticipation of increased sales of our high margin proprietary products that did not occur.

     During 2003, our inventories increased in order to meet demand for our IDS sensor and DynaTraX(TM) products. In order that we are able to meet any anticipated purchase orders from the military, non-military governmental agencies and private industry, we must carry sufficient inventory.

     As a result of operating losses and negative cash flows experienced during 2002 and 2003, Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern, even though Tech Labs had a positive cash flow in 2003 of $110,502.

     During 2004, Tech Labs is seeking to negotiate contacts with major computer technology companies. We believe that long-term agreements with these companies will provide future growth in our product DynaTraX(TM).

Factors That May Affect Future Events

     On August 2, 2002, Tech Labs announced that an Event of Default occurred under the terms of Tech Labs' outstanding 6.5% convertible notes. Tech Labs was unable to have its registration statement filed April 5, 2002, declared effective by June 29, 2002, as required by the terms of the amended redemption and conversion agreement dated as of April 19, 2002. In June 2004, Cornell Capital purchased these convertible notes. The default was cured in October 2003.

     In August 2003, we retained a financial advisory firm, Knightsbridge Holdings, LLC, as a business consultant to assist in a variety of areas relating our financial, strategic and related development growth. The term of the engagement is six months and shall automatically renew on a month-to-month basis, subject to termination by either party with a twenty-four month follow on period, whereby transactions consummated within the subsequent twenty-four months following the termination of this agreement the transaction may have fees due and payable to the financial advisory firm. Pursuant to this agreement,
Knightsbridge has provided general financial services to us and, more specifically, assisted us in the settlement of the default on our outstanding convertible notes. This agreement is still in effect.

     Historically, we had no patent or copyright protection on our current products, other than aspects of the DynaTraX(TM) product and technology which was patented on July 2, 2002. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, we intend to rely substantially on unpatented, proprietary information and know-how. We are also presently prosecuting the patent applications filed in the United States and the European Common Market.

     There is a risk that our current products may malfunction and cause loss of, or error in, data, loss of man hours, damage to, or destruction of, equipment or delays. Consequently, we as the manufacturer of components, assemblies and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. We cannot predict at this time our potential liability if customers make claims against us asserting that DynatraX(TM), or other products fail to function. Since we have no insurance we could incur substantial expenses defending ourselves against a product liability claim.

     In connection with the acquisition of the DynaTraX(TM) technology, we acquired digital switches, finished products and parts from NORDX/CDT. We do not have insurance on that inventory. Damage or destruction of some or all of the inventory by fire, theft or by acts of nature would result in substantial losses and would harm our business.

     As a result of operating losses and negative cash flows experienced during 2002 and 2003, Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern.

CAPITAL RESOURCES

     Pursuant to the Standby Equity Distribution Agreement, Tech Labs may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. Tech Labs may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time Tech Labs will deliver shares of common stock and Cornell Capital Partners will pay the advance amount, less the 5% retention. Tech Labs may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, Tech Labs may continue to request advances until Cornell Capital Partners has advanced $10.0 million or two years after the effective date of the registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $300,000 every 7 trading days. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock.

     Tech Labs is registering 150,000,000 shares of common stock in connection with the Standby Equity Distribution Agreement. Tech Labs cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and Tech Labs has not determined the total amount of advances Tech Labs intends to draw.

     Nonetheless, if Tech Labs issued all 150,000,000 shares of common stock being registered under the Standby Equity Distribution Agreement at a recent price of $0.06 per share, then Tech Labs would receive gross proceeds of $9.0 million under the Standby Equity Distribution Agreement. This is $1.0 million less than is available under the Standby Equity Distribution Agreement. Tech Labs' stock price would have to rise substantially for us to have access to the full amount available under the Standby Equity Distribution Agreement. These shares would represent 75% of our outstanding common stock upon issuance. Accordingly, Tech Labs would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Standby Equity Distribution Agreement at the current price of $0.06 per share. At a recent price of $0.06 per share, Tech Labs would be required to issue 166,666,667 shares of common stock in order to fully utilize the $10.0 million available.

     In June 2004, Tech Labs received commitments to purchase $500,000 of convertible debentures. Cornell Capital Partners has purchased debentures in the original principal amount of $250,000, and is obligated to purchase an additional $250,000 convertible debentures in $25,000 increments every thirty
(30) days, with the balance purchased upon the SEC declaring this registration statement effective. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Tech Labs has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Tech Labs' assets. Tech Labs has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, Tech Labs will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of 120% of the closing bid price of the common stock as of the closing date for every $100,000 of debentures that are redeemed.

     On October 13, 2000 Tech Labs completed a $1.5 million dollar financing of 6.5% convertible promissory notes due October 15, 2002. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholders. The notes are convertible at a price equal to 85% of the average five lowest bid prices during the 22 business days immediately preceding the date of conversion or 85% of the five lowest bid prices during the 22 days prior to conversion, which ever is lower. As of March 31, 2004, $685,546 of principal and interest on the convertible notes has been converted into shares of Tech Labs' common stock.

     On January 11, 2002, Tech Labs entered into a conversion and redemption agreement concerning the convertible promissory notes. An Event of Default, as defined in the 6.5% convertible notes Tech Labs issued in October 2000, occurred on January 25, 2002, when Tech Labs was unable to make the first payment of $750,000 to the holders of the notes. On April 19, 2002, Tech Labs successfully negotiated a cure of the default referenced above. This cure required that Tech Labs' registration statement, filed with the Securities and Exchange Commission on April 5, 2002, covering the shares underlying the 6.5% convertible notes, to have been declared effective on or before June 29, 2002. If the registration statement was declared effective by such date and Tech Labs made certain payments described in Tech Labs' report on Form 8-K filed April 25, 2002, the maturity date of the 6.5% convertible notes would have been extended from October 13, 2002 to December 30, 2002.

     On August 2, 2002, Tech Labs announced that an Event of Default occurred on the Convertible Notes. Tech Labs was unable to have its registration statement declared effective by June 29, 2002, and was unable to reach a new agreement with the holders of the Convertible Notes prior to the expiration of the waiver Tech Labs had been granted by the noteholders, which had been granted in order to permit the parties time to negotiate a new agreement.


CONTINGENCIES

     In 1997 Tech Labs entered into an exclusive agreement with Elektronik Apparatebau (EAG), FUA Safety Equipment and WT Sports LTD, whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada, and South America. Gross profits are to be distributed according to GAAP and distributed quarterly until 2007, based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA was to receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells. Since 1997, sales and distributions to FUA have been $1.5 million and $240,000, respectively. This agreement was terminated and the unpaid royalties of $13,000 are subject to arbitration.


CRITICAL ACCOUNTING POLICIES

     Tech Labs' consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

     Our significant accounting policies are summarized in Note 1 of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, Tech Labs views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on Tech Labs' consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.


REVENUE RECOGNITION

     Tech LABS Inc. recognized all revenues when orders are shipped.


INVENTORIES

     Inventories are valued at cost or market, whichever is lower. The FIFO cost method issued to determine the cost of inventories. At December 31, 2002 and 2003 physical inventories were taken and tested. At December 31, 2002 and 2003, inventories were written down $500,000 and $250,000. These write downs were for obsolete and slow moving inventory as determined by company management. No physical inventory was taken at March 31, 2004.


STOCK BASED COMPENSATION

     Beginning in 2002, Tech Labs, Inc. adopted the expense provision of the statement of Financial Accounting Standards No. 123 and Accounting Principles Board ("APB") Opinion 25.

     Accordingly, all compensation to employees or outside consultants in the form of common stock awards have been expensed.

ACCOUNTS RECEIVABLE

     Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.


PROPERTY AND DEPRECIATION

     Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

               Assets                            Estimated Useful Lives
               --------------------              ----------------------
               Machinery                         5 to 7 years
               Furniture & Fixtures              5 to 7 years

     Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost, and accumulated depreciations are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES

         Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income. In 2003, the Company sold its state of New Jersey tax loss carry forward for $193,770.

                            DESCRIPTION OF BUSINESS


GENERAL

     Tech Labs manufactures and sells various electrical and electronic components. During 2003, we marketed and continued to develop the DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit for network management and security. This equipment manages data transmissions on a network.


HISTORICAL BUSINESS

     We also manufacture and sell standard and customized transformers, and rotary switches, the latter of which products permits an electrical signal to be diverted from point A to point B. Approximately 10% of our products are manufactured for military applications.

     We sell our switch and transformer products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.


INDUSTRY

DynaTraX(TM) Networking Management And Maintenance Technology

     Tech Labs manufactures, markets, and sells a product that it believes will create a new paradigm on automating and securing high-tech networks at the physical layer. Our product, DynaTraX(TM), a patented, high-speed digital matrix cross-connect switch with a dynamic new technology, can reduce network downtime and achieve substantial cost savings in data and telecommunications networking environments. DynaTraX(TM) has the ability to create a critical and meaningful solution to stop hackers from intruding into networks and, thereby, to thwart cyber- terrorists. DynaTraX(TM) electronically disconnects a hacker, detected by Intrusion Detection Software, and reconnects the hacker to a simulated network within 60 - 90 nanoseconds and allows the user to hold and trace the hacker.

     On September 19, 2002, the United States Patent and Trademark Office published our patent application for the use of our DynaTraX(TM) technology to provide Positive Network Access Security control to prevent hacker attacks from causing extensive harm to network services and systems.

     Employing this physical layer security solution allows the user/system to automatically disconnect circuits under attack from an unauthorized user by quickly rerouting the hacker to a honey pot (track, trace & locate) simulator network system to capture the intruder. The ability to automate creates a self-healing environment for next generation robust high-tech communication network.

     The DynaTraX(TM) switch provides network administrators with the unique capability to remotely manage and maintain the "physical level" (the actual physical connectivity) of their networks from virtually any computer with a few clicks of a mouse on a user-friendly graphical user interface (GUI). We believe that this technology allows administrators to quickly and efficiently perform physical changes electronically to repair networking problems (such as loss of connectivity resulting in the need to move a cable to a different hub), or to perform network reconfigurations (moves, adds or changes) to distribution equipment such as computers and telecommunications devices. No longer does a technician have to be dispatched to a telecommunication closet to resolve most networking problems, or to provide changes to users' existing services on the network.

     Examples of where the DynaTraX(TM) has been found to be cost effective include: (1) active large remote corporate locations with minimal or no IT personnel where expensive outside technicians must often be dispatched to resolve problems or other requests; and (2) locations where very frequent movement of personnel occurs, such as in the military or at a convention center where network reconfigurations are frequently required. Reconfigurations are expensive with costs ranging from $50 to $200 on-site, and two to ten times that for off-site reconfigurations, versus virtually no cost if a DynaTraX(TM) is utilized. These figures do not include potential losses in productivity and revenues associated with extended downtimes.

     DynaTraX(TM) is also equipped with two key complementary products - a Test Card and a Data Base Management System. The Test Card enables administrators to effectively locate and resolve cable fault problems on the distribution portion of the network. Customers state that the Test Card is far superior to alternative methods for diagnosing problems such as traditional cable test equipment, which typically involves using technicians to search throughout the entire network, moving equipment and possibly interfering with the performance of the network. DynaTraX's(TM) Database Management System documents every event that occurs within the network, assuring that all reconfigurations and other adaptations to the network are reflected on the DynaTraX's(TM) GUI. Given the maze of wires, plugs, and jacks that are typically found in a telecommunications closet, administrators are notorious for not properly noting changes made to the network, resulting in cabling connections errors and significant loss of productivity from unforeseen downtime. With most network problems originating on the physical level, the Test Card and Data Base Management System make the DynaTraX(TM) a complete tool for managing and ensuring the integrity of data networks.

     Since launching its marketing campaign on a limited basis in early 2001, the DynaTraX(TM) has been reviewed favorably, particularly from the U.S. military which frequently moves personnel and performs routine networking changes for security purposes. DynaTraX(TM) has been tested and purchased by the U.S. Air Force and the U.S. Navy for inclusion in government projects. Prominent commercial users of the DynaTraX(TM) include Global Crossing Inc., Allied Irish Bank, Sanko Telecom of Japan, and Blue Cross of Florida.

     Tech Labs' long-term growth strategy includes development of DynaTraX's(TM) technological capabilities, and, concurrently, product integration and establishment of strategic partnerships with world-class software and hardware vendors (especially enterprise management software providers in the short term). With the use of our newly developed API (Application Programmable Interface), vendors can write scripts to DynaTraX(TM) allowing automatic reconfiguration.

     The Enterprise Management Solutions "DEMS" elevates the current DynaTraX(TM) electronic patching system to an interactive intelligent enterprise management "Virtual Technician" system. The Virtual Technician dramatically reduces the need for on-site technicians to perform physical layer tasks, which can now be performed electronically from a remote location (i.e., remotely testing network circuits, reconnecting equipment and circuits, rapidly recovering from a critical network failure, capturing and trapping hackers). Our goal is to further enhance the DEMS technology beyond the Virtual Technician application to a system that will perform "self healing" (self-repair) network functions. We believe that current and future products derived from the DynaTraX(TM) will position Tech Labs, we believe, as a provider of state-of-the-art network enterprise management solution systems. We believe we will expand from this base to become a recognized provider of enhanced networks and integrated (voice/data/video) Internet (IP) compatible, private customer-premise all-digital Automatic Call Directors, and PBX systems and networks.


COMPETITION

     We continue to believe that competition in the sale of our DynaTraX(TM) products will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations that have been hired to manage and maintain their internal networks. However, we believe the growing need to control and reduce costs by using technology such as DynaTraX(TM) to automate tasks otherwise performed by expensive technical labor, will provide Tech Labs with market opportunities.

     Another group of competitors that produces products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a product comparable to DynaTrax(TM), but we believe it is not as fast as DynaTraX(TM). In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network, i.e., Ethernet, and not able to support many tasks which our DynaTraX(TM) technology is designed to complete.

     These tasks are:

     o rearranging network physical layer connections, for example moves, adds, and changes of equipment such as computer terminals, fax machines and printers;

     o    testing circuits;

     o managing and maintaining end-to-end network configuration, which is the connection between different points on a network from the telecommunications closet to the user outlet; and

     o    maintaining asset inventory records.

     We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.

Infrared Intrusion Detection System Or "IDS"

     As of January 2003, Tech Labs no longer has the exclusive right to manufacture and sell in the U.S., Canada, and South America the IDS products. Tech Labs, however, continues to sell its existing inventory of IDS products to the security and anti-terrorist industry and is developing its own intrusion detection system.


MARKETING STRATEGIES

     Subject to available resources, we expect to employ a marketing program consisting of:

     Typical Resale Channel Partners. These are technically qualified networking systems integration, implementation and management type companies, in the business of providing network project-management consulting services and/or on-site implementation, installation and maintenance support services. The companies Tech Labs deals with will be working in the markets (commercial or government) Tech Labs has targeted and already established a customer base.

     Building Sales and Sales Leads. In addition to the already existing networks of existing and potential clients known by Tech Labs' managers and resale channel partners, Tech Labs intends to embark on a promotion program consisting of advertising in trade journals, trade show participation and mailing campaigns. Tech Labs is attempting to establish itself as a certified approved partner of large Enterprise Management systems providers, as well as large networking equipment companies where there is a fit for integrating Tech Labs' technology with these companies' technologies and products.

     Advertising. We intend that this will be a program for both commercial and military markets involving a focused DynaTraX(TM) Enterprise Management Solution campaign in trade magazines, including commercial and government oriented trade magazines.

     Trade Shows. Tech Labs hopes to participate in industry and government focused trade shows.

     Mailing Campaign. We intend that Tech Labs intends to use commercial and government industry mailing lists available through industry trade organizations. We intend that these lists will be territorially arranged focusing on the proper person or groups involved in specifying, recommending and/or purchasing DynaTraX(TM) products.

     Certified Partners Programs. Working under such arrangements, Tech Labs expects to be able to co-promote its technology through its existing sales channels and marketing programs. In some instances, these organizations will even sell the product through their sales organization catalogs as a value-added product or as an OEM.


MARKETING CHANNELS

     We intend that the sales infrastructure for DynaTraX(TM) will include, as funds become available, a three-tier sales organization structure comprised of a senior company sales executive managing up to six "market area," sales managers and several resale channels in each area. These market areas will be located in the following general regions: East Coast, Southwest, Mid West, West Coast, and Northwest. Market territories will be selected based on the projected number of commercial and government organizations considered being primary target customers. We intend that these regional areas will be further broken down to several "channel sales territories".

     We intend that the first market area to be developed will be the East Coast but due to economic factors and conditions has been delayed. Tech Labs intends to recommence the build-up of the East Coast region upon sufficient resources becoming available. The goal is to have a minimum of three regional territory sales managers in each market area. For example, on the East Coast, Tech Labs intends to set up managers in the Northeast, New York City/New Jersey Metro region, Mid-Atlantic - Washington DC region, and Southeast - Orlando/Tampa Florida region.

U.S. MILITARY

     The Department of Defense is presently under a mandate from the President and Congress to minimize costs and maximize efficiency. We believe that the military, unlike commercial organizations, will encourage the use of new technology such as DEMS to improve productivity, operations and reliability. The specific military business opportunities Tech Labs is targeting includes: o Improving IT network management and maintenance capabilities;

     o    supporting  "rapid  deployment"  for  configuring   networks  and  for
          recovering from network disasters;

     o having current and accurate information about network configurations, connected assets and usage statistics; and

     o preventing hackers or other type of unauthorized attempts from gaining access to network resources, and

     o    then identifying and capturing them.


NON-MILITARY GOVERNMENT AGENCIES

     These government organizations primarily contract out their network support operations. They are under significant pressure to reduce staff and costs while also being asked to do more. We believe that, in order to achieve these mandates, agencies will have to rely on new technology such as DEMS that can help improve their productivity while at the same time increase network services and reliability. In addition, government agencies are also being challenged by Congress regarding their poor track record on protecting their information and network resources against hackers and other unauthorized users.


COMMERCIAL ORGANIZATIONS

     We believe that opportunities include large organizations with many regional business offices and/or local call centers (remote office operations) as well as mid-size organizations with medium size headquarters and small remote branch operations. Included in this group are Fortune 1000 service organizations (banks, financial investment companies, medical insurance companies, large retail operations, etc.) that have regional operations and rely on territory branch offices to sell their products or services to their customers, and organizations that have a need to change their network arrangement "churn" to support relocating personal or to service temporary users of their facilities. In addition to relying on their networks to conduct business, these organizations also have a need to protect the network resources and customer information from hackers and other unauthorized users.


SOURCE OF SUPPLY

     Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have multiple sources of supply for each part, component, or service, and during the years ended December 31, 2003, 2002 and 2001, cannot characterize any particular company as being our "largest" supplier. We have no long-term agreements with any of our suppliers.


ORDER BACKLOG

     The backlog of written firm orders for our products and services as of December 31, 2002, and December 31, 2003, was as follows:

     o    As of December 31, 2002: $30,015

     o    As of December 31, 2003: $37,296


PATENTS

     In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. Four patents have been granted in Great Britain, which are listed below:

     o Patent title: User Interface for Local Area Network. This patent covers technology that allows communication between the user and the equipment controlling the network. This patent expires in 2013.

     o Patent title: Token Ring. This patent covers technology that transmits information between devices on a network. This patent expires in 2013.

     o Patent title: Half Duplex Circuit for Local Area Network. This patent covers technology that allows one-way communication either to or from the Local Area Network. This patent expires in 2013.

     o Patent title: Matrix Switch Arrangement. This patent covers technology that is a switch that can either connect or disconnect one or more devices on a network. This patent expires 2015.

     We also have been granted a patent from the U.S. Patent and Trademark office in connection with our Multi-protocol Cross Connect Switch.

     On September 19, 2002, the U.S. Patent Office published our patent application for the use of our DynaTraX(TM) technologies to provide Positive Network Access Security control to prevent an unauthorized hacker attack to network services and systems. Tech Labs Positive Access Security System works with the DynaTraX(TM) digital cross-connect physical layer switch. This security physical layer enhancement solution allows the ability to automatically disconnect circuits detected to be under attack from an unauthorized user (hacker) and capture the hacker by quickly rerouting the circuit the hacker is on to a honey pot (track, trace and locate) simulator network system. As an integral part of an existing or new Enterprise Management System's security, the DynaTraX(TM) Enterprise Management System software will quickly respond to an SNMP alarm instruction by having the DynaTraX(TM) switch disconnect the circuit being used by a hacker within 90 nanoseconds.


EMPLOYEES

         We have three full-time employees, one of whom is an engineer and two are officers, one of whom is also an engineer. We also employ eight part-time workers, one of whom performs clerical services and the others as production workers.

                                   MANAGEMENT

Our directors and officers are as follow:

NAME AND ADDRESS             AGE     POSITION
------------------------     ---     -------------------------------------------
Bernard M. Ciongoli          57      President, Chief Executive Officer, Chief
                                     Financial Officer and Director

Earl M. Bjordal              52      Vice President and Director

Carmine O. Pellosie, Jr.     61      Secretary and Director


     Below are biographies of our executive officers:

     Bernard M. Ciongoli is our President, Chief Executive Officer, Chief Financial Officer and a Director. Mr. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

     Earl M. Bjorndal is our Vice President and a Director. Mr. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

     Carmine O. Pellosie, Jr. is our Secretary and a Director. Mr. Pellosie has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.

     There are no family relationships among directors, executive officers or persons nominated to become directors of executive officers.

     Tech Labs' success depends, to a large extent, upon the continued efforts of Bernard M. Ciongoli, our president and chief executive officer. Mr. Ciongoli has an intricate understanding of Tech Labs, its business operations, and the technology underlying its products. It would be very difficult for Tech Labs to replace Mr. Ciongoli, and, accordingly, the loss of his services would be detrimental to our operations. We do not have key-man life insurance on Mr. Ciongoli. We do, though, have an employment agreement with Mr. Ciongoli.

     Expansion of our business, upon resources becoming available, will require additional managers and employees with industry experience. In general, only highly qualified managers have the necessary skills to develop and market our products and provide our services. Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Expansion of our business, upon available resources, will likely also require additional non-employee board members with business and industry experience. We do not, however, have directors' and officers' liability insurance, which may limit our ability to attract qualified non-employee board members.


DIRECTOR COMPENSATION

     Our directors are not compensated for service on the Board.


COMMITTEES OF THE BOARD OF DIRECTORS

     Tech Labs Board of Directors serves as the audit committee. The Board of Directors does not have a "financial expert" due to the lack of capital needed to attract a qualified expert.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003, 2002 and 2001. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:


                                   ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                        -----------------------------------------    -------------------------------------------------------
                                                                     RESTRICTED
                                                                       STOCK
NAME &                                              OTHER ACCRUED    AWARDS IN                        LTIP        ALL OTHER
PRINCIPAL POSITION      YEAR     SALARY     BONUS    COMPENSATION       US$          OPTIONS/SARS    PAYOUTS    COMPENSATION
------------------      ----     ---------  ------  -------------    -----------     ------------    --------   ------------
Bernard M. Ciongoli     2003             *      --              --            --                --         --             --
President, CEO          2002     $132,500*      --              --            --                --         --             --
and CFO                 2001      $135,000      --              --            --           600,000         --             --


------------
* Pursuant to the terms of Mr. Ciongoli's employment agreement with Tech Labs, Mr. Ciongoli was entitled to a salary of $150,000 in 2002 and 2003. Because of our financial difficulties, Mr. Ciongoli elected not to receive all of his salary in 2002. Since January 1, 2003, Mr. Ciongoli, moreover, has elected not to receive any salary because of our current financial difficulties. Mr. Ciongoli's unpaid salary is being accrued and shall be paid upon our obtaining adequate resources.

EMPLOYMENT AGREEMENT

     Tech Labs has entered into an employment agreement for a term of five years with Mr. Ciongoli, dated as of August 1, 2001, which agreement supersedes the employment agreement that was in effect with Mr. Ciongoli dated October 1, 1998, as amended June 18, 1999, and February 21, 2001. Mr. Ciongoli is compensated under the terms of the employment agreement at the base salary rate of $150,000 per annum. Mr. Ciongoli is also entitled to receive two percent of our sales in excess of $1,000,000 during any year he is employed by us. In addition, Mr. Ciongoli was granted an option, exercisable for five years from the date of grant, to purchase up to 500,000 shares of stock at $.43 per share, which option vests in increments of 100,000 shares every six months since February 1, 2002. The agreement is automatically renewable for three years unless either party terminates the agreement in writing at least 180 days prior to the expiration of the initial term period.

     In addition, in 2001, we granted to Mr. Ciongoli an option to purchase up to 100,000 shares under our 1996 stock option plan exercisable for five (5) years at $0.9625 per share which vested over a period of two (2) years. In 2000, we granted to Mr. Ciongoli (i) a non-plan option in consideration and in recognition of his services to Tech Labs to purchase up to 139,000 shares exercisable over five (5) years at $2.4375, which vested over the course of three (3) years from the date of grant; and (ii) an option to purchase up to 111,000 shares of common stock under our 1996 stock option plan exercisable for five (5) years at $2.68125 per share, which vests over a period of three (3) years.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

     The following table sets forth the securities that have been authorized under equity compensation plans as of December 31, 2003.

                                                                                                              NUMBER
                                                                                                           OF SECURITIES
                                                                                                             REMAINING
                                                                                                             AVAILABLE
                                                                          NUMBER                            FOR FUTURE
                                                                      OF SECURITIES                          ISSUANCE
                                                                       TO BE ISSUED    WEIGHTED-AVERAGE    UNDER EQUITY
                                                                      UPON EXERCISE    EXERCISE PRICE   COMPENSATION PLANS
                                                                      OF OUTSTANDING   OF OUTSTANDING       (EXCLUDING
                                                                         OPTIONS,         OPTIONS,          SECURITIES
                                                                       WARRANTS AND     WARRANTS AND         REFLECTED
                                                                          RIGHTS           RIGHTS         IN COLUMN (a))
                                                                      --------------   ---------------   -----------------
                                                                           (a)               (b)                (c)
--------------------------------------------------------              --------------   ---------------   -----------------
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders                         0                $0                   0
                                                                      --------------   ---------------   -----------------
TOTAL



OPTIONS


     Options granted to Mr. Ciongoli are set forth in the following table:


                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR


                              NO. OF SECURITIES        PERCENT OF TOTAL
                                 UNDERLYING          OPTIONS/SARS GRANTED          EXERCISE
                            OPTIONS/SARS GRANTED         TO EMPLOYEES            OR BASE PRICE
          NAME                       (#)                IN FISCAL YEAR              ($/SH)              EXPIRATION DATE
--------------------       ---------------------    --------------------        --------------       -------------------
Bernard Ciongoli                            None                    None                  None                      None

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                                                            NO. OF SECURITIES
                                                                                UNDERLYING
                                                                               UNEXERCISED          VALUE OF UNEXERCISED
                                  SHARES ACQUIRED                             OPTIONS/SARS       IN-THE-MONEY OPTIONS/SARS
                                    ON EXERCISE        VALUE REALIZED          AT FY-END                 AT FY-END
             NAME                       (#)                  ($)                  (#)                       ($)
--------------------             -----------------     ---------------     -------------------    -------------------------
Bernard Ciongoli                              None                None                 600,000                      *36,000

                                                                                                    at current market value

                            DESCRIPTION OF PROPERTY

     Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in April 2007. The annual base rent is $56,400 until April 2004, $57,600 from May 2004 until April 2006, and $58,800 from May 2006 until April 2007, and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms.

     We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

     We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

     We offer warranties on all our current products, including parts and labor for one year.

                               LEGAL PROCEEDINGS

     We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. A former employee of Tech Labs filed the suit against us in 1995. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000. The suit was transferred to arbitration, but the arbitrator never issued a ruling because the plaintiff never paid the arbitration fee.

     On July 31, 2002, Tawfik Khalil and Amneh Khalil filed a lawsuit in the Superior Court of Passaic County, New Jersey, against Glen Venza, a Company part-time employee, Tech Labs, and certain other parties for property damages and personal injuries. The case arose from a car accident involving Mr. Venza and the plaintiffs, which occurred while Mr. Venza was performing certain duties for Tech Labs in a vehicle Mr. Venza borrowed from a third party. Tech Labs has only been named as a party to the personal injuries, and not for property damages, and believes it is covered for the accident by its insurance policy.

     A lawsuit was filed against a subsidiary of Tech Labs, Tech Labs Community Networks, Inc. ("TLCN"), in the Superior Court of New Jersey, Passaic County, on February 20, 2003, claiming that the plaintiff delivered certain goods and services to TLCN and is owed $23,856, plus interest and attorney fees. We disagree that any goods or services were contracted to be provided by the plaintiff, and believe we will prevail in this litigation.

     On or about November 1, 2003, we were served with a lawsuit filed by W. T. Sports Limited, Salvatore Griscifi, a former Director, and Edward Branca, a former employee. We have filed a response and counter-claim. The first claim involving Salvatore Griscifi and Mr. Branca has been settled. The second claim is in the process of being settled. The last claim with W. T. Sports Limited is going to arbitration, which is mandatory pursuant to a written agreement entered into between the parties in 1987. We believe W. T. Sports Limited will owe us in excess of the plaintiff's claim.

     On June 30, 2004, the law firm of Stursberg & Veith, former counsel to Tech Laboratories, Inc., filed a lawsuit in the United States District Court for the Southern District of New York claiming that the plaintiff delivered certain good and valuable services to Tech Laboratories and is owed $161,179.26 plus interest, costs, and disbursements for each cause of action, and other and further relief as the Court may deem necessary. The complaint alleges four causes of action including an unpaid account stated, breach of contract, quantum meruit, and unjust enrichment. To date we have not been served with this lawsuit. We disagree with the amount of the unpaid balance owed to the plaintiff and are attempting to negotiate a settlement of the amount owed.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock as of August 3, 2004, for:

     (i) each person who beneficially owns more than five percent of our common stock;

     (ii) each of our directors;

     (iii) the named executive officers; and

     (iv) all directors and executive officers as a group.


                                                                        COMMON STOCK
                                                                     BENEFICIALLY OWNED
                                                                 -------------------------------
      NAME/ADDRESS                            TITLE OF CLASS       AMOUNT         PERCENTAGE (1)
      ----------------------------------      --------------     -----------      --------------
      Bernard M. Ciongoli                     Common Stock       11,625,500                21.0%
      955 Belmont Avenue
      North Haledon, NJ 07508

      Earl Bjorndal                           Common Stock        5,298,184                 9.6%
      955 Belmont Avenue
      North Haledon, NJ 07508

      Carmine O. Pellosie, Jr.                Common Stock           40,000                    *
      955 Belmont Avenue
      North Haledon, NJ 07508
                                                                 -----------      --------------
      Officers and directors as a group                          16,963,684                30.6%
                                                                 ===========      ==============
      Cornell Capital Partners, LP            Common Stock        6,143,611                 9.9%
      101 Hudson Street, Suite 3700
      Jersey City, New Jersey 07302



---------------

*    Less than one percent.
(1) Applicable percentage of ownership is based on 55,354,001 shares of common stock outstanding as of August 3, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 3, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We are not party to any related party transactions.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

     Tech Labs' common stock is traded on the Over-the-Counter Bulletin Board under the symbol "TCHL". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years. The quotations reflect inter-dealer prices, without mark-ups, mark-downs, or conversions, and may not represent actual transactions.


                                             HIGH BID            LOW BID
                                         ------------       ------------
     2003
     Quarter Ended December 31, 2003            $0.14              $0.02
     Quarter Ended September 30, 2003           $0.05              $0.01
     Quarter Ended June 30, 2003                $0.03              $0.01
     Quarter Ended March 31, 2003               $0.05              $0.01

     2002
     Quarter Ended December 31, 2002            $0.12              $0.02
     Quarter Ended September 30, 2002           $0.16             $0.025
     Quarter Ended June 30, 2002                $0.28              $0.16
     Quarter Ended March 31, 2002               $0.50              $0.16

HOLDERS OF COMMON EQUITY

     At August 3, 2004, there were approximately 375 of record of our common stock.


DIVIDENDS

     Tech Labs has never paid any dividends on its capital stock. Tech Labs currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.


RECENT SALES OF UNREGISTERED SECURITIES

     On July 28, 2004 we issued 350,000 shares to Dennis Menchino pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Menchino for services rendered. The issuance of the shares was excempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On July 28, 2004 we issued 250,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was excempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On July 1, 2004 we issued 60,737 shares to Knightsbridge Holdings, LLC, pursuant to an agreement with the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 685,312 shares to Phoenix Capital Partners pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 1,264,871 shares to Advantage Fund I, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned these shares to Advantage Fund I, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 1,264,872 shares to Knightsbridge Holdings, LLC. Such shares were issued pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 449,604 shares to Cornell Capital Partners, LP pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 16, 2004 we issued 3,125,000 shares to Cornell Capital Partners, LP pursuant to a $350,000 commitment fee owed by Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 16, 2004 we issued 91,912 shares to Newbridge Securities, LP pursuant to a $350,000 commitment fee owed by Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 2, 2004 we issued 448,430 shares to Cornell Capital Partners, LP pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 27, 2004 we issued 108,962 shares to Esquire Trade & Finance pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 300,000 shares to Alexly Resources, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Alexly Resources, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 300,000 shares to Chris Knapp pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Knapp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Ed Meyer pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Meyer for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 150,000 shares to David Ryan pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Ryan for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Lima Capital pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lima Capital for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 400,000 shares to Churchill Investments pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Churchill Investments for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Bernard C. Ciongoli, a director of Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Lorraine A. Ciongoli pursuant to Bernard Ciongoli's request to assign such shares received in consideration for services to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Melissa A. Ciongoli pursuant to Bernard Ciongoli's request to assign such shares received in consideration for services to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 6,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 50,000 shares to Edward Branca, a consultant to Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 14, 2004 we issued 2,128,778 shares to Shmuli Margolies The Endeavor Capital Investment Fund pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 14, 2004 we issued 60,000 shares to Peter Nasca pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Nasca for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 2, 2004 we issued 250,000 shares to Advantage Fund I, LLC pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 2, 2004 we issued 250,000 shares to Triple Crown Consulting pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On March 10, 2004 we issued 100,000 shares to Dennis Mancino pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Mancino for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On March 10, 2004 we issued 100,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 4,000,000 shares to Bernard Ciongoli, a director of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 2,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 25,000 shares to Eric Jacobsen pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Jacobsen for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 50,000 shares to Leslie Pozner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Ms. Pozner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 19, 2004 we issued 240,000 shares to Alexly Resources, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Alexly Resources, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 765,561 shares to Celeste Trust Reg pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 956,924 shares to Esquire Trade & Finance pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 648,711 shares to Shmuli Margolies The Endeavor Capital Investment Fund pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 9, 2004 we issued 220,000 shares to Phoenix Capital Partners, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Phoenix Capital Partners, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 5, 2004 we issued 130,000 shares to Bradford Barker pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Bradford Barker for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On February 5, 2004 we issued 150,000 shares to Desert Son Typesetting & Design pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Desert Son Typesetting & Design for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 5, 2004 we issued 500,000 shares to Triple Crown Consulting, Inc. pursuant to its agreement with Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 150,000 shares to Penson Financial Services, Inc. fbo Desert Son pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Penson Financial Services, Inc. fbo Desert Son for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 100,000 shares to Nathan Schlesinger pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Schlesinger for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On January 13, 2004 we issued 130,000 shares to David Ryan pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Ryan for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 55,000 shares to Gerald Steven Turner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Turner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 949,961 shares to Shmuli Margolies The Endeavor Capital Investment Fund SA pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 1,414,071 shares to Celeste Trust Reg. Such shares were issued pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 1,414,071 shares to Esquire Trade & Finance. Such shares were issued pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 16, 2003 we issued 100,000 shares to Pierre Bergeron, an employee of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 150,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 125,000 shares to Dennis Mancini pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Mancini for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 158,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 1,750,000 shares to Phoenix Capital Partners, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 31,250 shares to Alfred F. Ayme and Martha Ayme in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 31,250 shares to Reynaldo A. Martinez and Janet Martinez in consideration for their services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 62,250 shares to Nellie Bloom in consideration for her services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 30, 2003 we issued 150,000 shares to Bradford Barker pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Barker for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 27, 2003 we issued 200,000 shares to Ed Meyer pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Meyer for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 21, 2003 we issued 200,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 21, 2003 we issued 200,000 shares to Lima Capital pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lima Capital for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 10, 2003 we issued 400,000 shares to Daniell Forigno pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Ms. Forigno for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 2, 2003 we issued 600,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Such shares were subsequently cancelled by mutual agreement of the parties.

     On October 2, 2003 we issued 400,000 shares to Chris Knapp pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Knapp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 2, 2003 we issued 60,000 shares to Lil Cobble Corp. pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lil Cobble Corp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On October 2, 2003 we issued 650,000 shares to Triple Crown Consulting, Inc. pursuant to its agreement with Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 9, 2003 we issued 5,000,000 shares to Bernard C. Ciongoli, a director of Tech Laboratories, Inc, in consideration for the assignment to Triple Crown Consulting, Inc. for back payroll owed of $50,000 for services rendered in 2001, 2002 and 2003. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 9, 2003 we issued 1,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for the assignment to Triple Crown Consulting, Inc. for back payroll owed of $10,000 for services rendered in 2001, 2002 and 2003. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 2001, we issued 10,000 shares to Pierre Bergeron, an employee of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 2001, we issued 27,465 shares to Concurrent Resources Group, a consultant to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In May 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Tech Labs 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $340,000, payable by the issuance of 3,125,000 shares of common stock. We are registering 150,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement, together with the 3,125,000 shares issued as a commitment fee.

         Cornell Capital Partners beneficially owns debentures in the original principal amount of $250,000, and is obligated to purchase an additional $250,000 convertible debentures in $25,000 increments every thirty (30) days, with the balance purchased upon the SEC declaring this registration statement effective. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Tech Labs has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Tech Labs' assets. In the event the debentures are redeemed, then Tech Labs will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price equal to 120% of the closing bid price of the common stock as of the closing date. Tech Labs is registering in this offering 31,250,000 shares of common stock underlying the convertible debentures.

     With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Tech Labs so as to make an informed investment decision. More specifically, Tech Labs had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Tech Labs' securities.

                           DESCRIPTION OF SECURITIES


GENERAL

     Tech Labs' authorized capital consists of 250,000,000 shares of common stock, par value $0.01 per share. At August 3, 2004, there were 55,354,001 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to Tech Labs' capital stock contained in its Articles of Incorporation and By-Laws. The summary is qualified in its entirety by reference to Tech Labs' Articles of Incorporation and By-Laws.


COMMON STOCK

     Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Tech Labs' present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.


TRANSFER AGENT

     Our transfer agent is Olde Monmouth Stock Transfer Co., Inc. 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716.


LIMITATION OF LIABILITY: INDEMNIFICATION

     Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Tech Labs to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Tech Labs.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tech Labs pursuant to the foregoing, or otherwise, Tech Labs has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

     Authorized and Unissued Stock. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Tech Labs that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Tech Labs' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                    EXPERTS

     The  consolidated  financial  statements  as of and  for  the  years  ended
December 31, 2003 and 2002 included in the Prospectus have been audited by Charles J. Birnberg, independent certified public accountant, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Tech Labs' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Anslow & Jaclin, LLP, will pass upon the validity of the shares of common stock offered hereby for us.

                          HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Report of independent certified public accountants                           F-1

Consolidated balance sheet for the years ended December 31, 2003,
  2002, and First Quarter 2004                                          F-2, F-3

Consolidated statements of operations for the years ended
  December 31, 2003, 2002, and First Quarter 2004                           F-4

Consolidated statements of stockholders' equity for the years ended
  December 31, 2003, 2002, and First Quarter 2004                           F-5

Consolidated statements of cash flows for the years ended
  December 31, 2003, 2002, and First Quarter 2004                           F-6

Notes to consolidated financial statements                             F-7 - F-9

                             TECH LABORATORIES, INC.

                         REPORT OF INDEPENDENT AUDITORS


                            Charles J. Birnberg, CPA
                             72 Rolling Views, Drive
                         West Paterson, New Jersey 07424


                                 April 14, 2004


To The Board of Directors of Tech Laboratories, Inc.

I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 2002, and 2003, and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the company's management.

The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 2002, and 2003, and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


Sincerely,

/s/ Charles J. Birnberg
--------------------------------------
Charles J. Birnberg
Certified Public Accountant

West Paterson, New Jersey

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                   DECEMBER 31, 2002, 2003 AND MARCH 31, 2004

                                     ASSETS

                                                                   THREE MONTHS
                                                                       ENDED
                                       DECEMBER 31,  DECEMBER 31,    MARCH 31,
                                           2002          2003           2004
                                       ------------  ------------  ------------

Current Assets:
  Cash                                 $     28,343  $    138,845  $     46,199
  Marketable Securities,
  (Note 1)                                   40,000        40,000        40,000

Accounts Receivable, Net of
  Allowance of $25,000                        6,144        11,107        17,555
  Inventories (Notes 1 & 2)               1,735,633     1,249,777     1,326,785
  Prepaid Expense                             6,303         6,303         6,303
                                       ------------  ------------  ------------
    Total Current Assets               $  1,816,423  $  1,446,032  $  1,436,842
                                       ------------  ------------  ------------
Property, Plant and Equipment
   at Cost (Note 1)
  Leasehold Improvements                      2,247         2,247         2,247
  Machinery, Equipment and Instruments      600,000       607,987       607,987
  Furniture and Fixtures                    109,281       110,893       110,140
                                       ------------  ------------  ------------
                                       $    711,598  $    721,127  $    720,374

Less: Accumulated Depreciation &
  Amortization                              403,101       427,909       432,796
                                       ------------  ------------  ------------
  Net, Property, Plant and Equipment   $    308,497  $    293,218       287,578
                                       ------------  ------------  ------------
Other Assets                           $     12,059  $     12,059        12,059
                                       ------------  ------------  ------------
  Total Assets                         $  2,136,979  $  1,751,309  $  1,736,479
                                       ============  ============  ============


    The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                   DECEMBER 31, 2002, 2003 AND MARCH 31, 2004

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT


                                        December 31,  December 31,    March 31,
                                           2002           2003          2004
                                       ------------  ------------  ------------
Current Liabilities:
  Convertible Notes                    $  1,151,756  $  1,480,785  $  1,187,369
  Current Portion of Long Term
    Debt (Note 5)                            31,713        30,392        30,044
  Short-Term Loans Payable (Note 6)          56,815        55,449        50,450
  Accounts Payable and Accrued Expenses     141,915       175,000       125,229
  Other Liabilities                          76,922         3,908        87,692
                                       ------------  ------------  ------------
    Total Current Liabilities          $  1,459,121  $  1,745,534  $  1,480,784
                                       ------------  ------------  ------------
Stockholders' Investment:
  Common Stock, $.01 Par Value;
    25,000,000 Shares Authorized in
    2002, 2003; 250,000,000 Shares
    Authorized in 2004; 5,522,416
    Shares Outstanding in 2002;
    18,045,376 Shares Outstanding in
    2003;
    and 34,082,719 Shares Outstanding
    in 2004                            $     49,848  $    175,143  $    335,517
  Less: 15,191 Shares Reacquired
    and Held in Treasury                       (113)         (113)         (113)
                                       ------------  ------------  ------------
                                       $     49,735  $    175,030  $     335,404
  Capital Contributed in Excess
    of Par Value                          4,445,275     4,480,381     4,730,704
  Retained Earnings                               0             0             0
  Accumulated Deficit                    (3,817,152)   (4,649,636)   (4,810,413)
                                       ------------  ------------  ------------
                                       $    628,123  $   (169,255) $    (79,709)

    Total Liabilities and
      Stockholders' Investment         $  2,136,979  $  1,751,309  $  1,736,479
                                       ------------  ------------  ------------


   The accompanying notes are an integral part of these financial statements.

                             TECH LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
          DECEMBER 31, 2002, 2003 AND THREE MONTHS ENDED MARCH 31, 2004

                                                                   THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                           2002          2003          2004
                                       ------------  ------------  ------------

Sales                                  $    408,258  $    236,107  $     51,701
                                       ------------  ------------  ------------

Costs and Expenses:
  Cost of Sales                             828,194       434,264        29,811
  Selling, General and
    Administrative Expenses                 756,568       754,438       152,932
                                       ------------  ------------  ------------
                                          1,584,762     1,188,702       182,743

Income/(Loss) From Operations          $ (1,176,504) $   (952,595) $   (131,042)
                                       ------------  ------------  ------------
Other Income (Expenses):
  Interest Income                      $     12,398  $        192  $         76
  Interest Expense                          (77,554)      (73,850)      (29,811)
  Sale of New Jersey Tax Loss
     Carry Forward                                0       193,770             0
                                       ------------  ------------  ------------
                                       $    (65,756)      120,112       (29,735)
                                       ------------  ------------  ------------

  Income/(Loss) Before Income Taxes    $ (1,241,660) $   (832,483) $   (160,777)
  Provision for Income Taxes
    (Notes 1 & 4)                                --            --            --
                                       ------------  ------------  ------------
Net Income/(Loss)                      $ (1,241,660) $   (832,483) $   (160,777)
  Accum. Earnings/(Deficit,)
    Beg of Period                        (2,575,492)   (3,817,153)   (4,649,636)
                                       ------------  ------------  ------------
  Accum. Earnings/(Deficit,)
    End of Period                      $ (3,817,153)   (4,649,636)   (4,810,413)
                                       ------------  ------------  ------------
EPS                                    $      (0.24) $      (0.10) $      (0.02)


   The accompanying notes are an integral part of these financial statements.

                                 TECH LABS, INC.
                        STATEMENT OF SHAREHOLDERS' EQUITY
             YEARS 2002, 2003 AND THREE MONTHS ENDED MARCH 31, 2004



                                   COMMON STOCK             CAPITAL IN
                             --------------------------      EXCESS OF      ACCUMULATED
                               SHARES          AMOUNT        PAR VALUE        DEFICIT          TOTAL
                             -----------     ----------    -----------     -----------      -----------
Balance December 31, 2002      5,522,416      $  49,735    $ 4,445,275     $(3,817,152)        677,858

Stock Issued                  12,522,960        125,295         35,106               --        160,401

Net Income/(Loss)                     --             --             --        (832,483)      (832,483)
                             -----------     ----------    -----------     -----------      -----------
Balance December 31, 2003     18,045,376        175,030      4,480,381      (4,649,636)          5,775
                             -----------     ----------    -----------     -----------      -----------
Stock Issued                  16,037,343        160,374        250,323               --        410,697

Net Income/[Loss]                     --             --             --        (160,777)      (160,777)
                             -----------     ----------    -----------     -----------      -----------
Balance - March 31, 2004      34,082,719      $ 335,404    $ 4,730,704     $(4,810,413)        255,695
                             -----------     ----------    -----------     -----------      -----------



   The accompanying notes are an integral part of these financial statements.

                             TECH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
          DECEMBER 31, 2002, 2003 AND THREE MONTHS ENDED MARCH 31, 2004

                                                                   THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                            2002          2003          2004
                                       ------------  ------------  ------------
Cash Flows From (For) Operating
  Activities:
  Net Income/(Loss) From Operations    $ (1,241,660) $   (832,483) $   (160,777)
    Add/(Deduct) Items Not Affecting
       Cash:
    Depreciation/Amortization (Note 1)       29,201        24,808         4,887
    Inventory write-down - plus stock
      compensation                          500,000       250,000       111,934
  Changes in Operating Assets and
      Liabilities:
    Marketable Securities                       -0-           -0-           -0-
    Accounts Receivable                     106,056        (4,963)       (6,448)
    Inventories                            (160,154)      235,856       (77,008)
    Accounts Payable and Accrued
      Expenses                               59,691        33,288       (49,771)
    Other Assets and Liabilities             69,360       (68,217)       83,784
                                       ------------  ------------  ------------
Net Cash Flows For Operating
  Activities                           $   (637,506) $   (361,711) $    (93,399)
                                       ------------  ------------  ------------
Cash Flows From (For) Investing
  Activities:
  Increase in Fixed Assets                  (88,959)       (9,529)          753

Net Cash Flows From (For) Investing
  Activities                           $    (88,959) $     (9,529) $        753
                                       ------------  ------------  ------------
Cash Flows From (For) Financing
   Activities:
  Acquisition/(Repayment) of Short
    Term Debt                              (304,503)      321,341           -0-
  Issuance of Common Stock                  167,308       160,401           -0-
                                       ------------  ------------  ------------
Net Cash Flows From (For) Financing
   Activities                          $   (137,195) $    481,742  $        -0-

Net Increase/(Decrease) in Cash        $   (863,660) $    110,502  $    (92,646)
Cash Balance, Beginning of Year             892,003        28,343       138,845
                                       ------------  ------------  ------------
Cash Balance, End of Year              $     28,343  $    138,845  $     46,199
                                       ------------  ------------  ------------

As of March 31, 2004, an aggregate of $ 685,546 of Convertible Long Term Debt and accrued interest was converted into Common Stock.

In 2002 and 2003, the Company wrote-off $500,000 and $250,000 of obsolete and slow moving inventory.


   The accompanying notes are an integral part of these financial statements.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND THE THREE
                          MONTHS ENDED MARCH 31, 2004


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH - Includes Tech Labs' checking account at Hudson United Bank plus a Demand Money Market Account at Wachovia Securities and Bear Stearns.

REVENUE RECOGNITION-Tech Labs recognizes all revenues when orders are shipped.

ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.

INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 2002, and 2003, physical inventories were taken and tested. At December 31, 2002 and December 31, 2003, Inventories were written-down $500,000 and $250,000. These write-downs were for obsolete and slow moving inventory as determined by company management. No physical inventory was taken at March 31, 2004.

PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

               Assets                            Estimated Useful Lives
               --------------------              ----------------------
               Machinery                         5 to 7 years
               Furniture & Fixtures              5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost, and accumulated depreciations are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income. In 2003, the Company sold its state of New Jersey tax loss carry forward for $193,770.

MARKETABLE SECURITIES - The marketable securities are a time deposit at Hudson United Bank. The amount of this deposit was $40,000 as of December 31, 2002, and December 31, 2003.


(2)  INVENTORIES:

Inventories at December 31, 2002, 2003 and March 31, 2004 were as follows:

                                                                   THREE MONTHS
                                                                      ENDED
                                                                     MARCH 31,
                                           2002          2003           2004
                                       ------------  ------------  ------------
Raw Materials & Finished Components    $    676,996  $    463,824  $    445,655
Work in Process & Finished Goods       $  1,058,637  $    785,953       881,130
                                       ------------  ------------  ------------
                                       $  1,735,633  $  1,249,777  $  1,326,785
                                       ------------  ------------  ------------

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND THE THREE
                          MONTHS ENDED MARCH 31, 2004

Pursuant to the provisions of SFAS No. 128, "Earnings Per Share," the Net Income/(Loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 2002, for the year ended December 31, 2003, and the first quarter of 2004.

Fully Diluted Earnings per share would be based on the assumed conversion of all convertible notes. However, these notes are anti-dilutive and have been excluded. The assumed conversion of all outstanding options and warrants were also excluded due to anti-dilution.


                                                                   Three Months
                                                                      Ended
                                                                     March 31,
                                           2002          2003          2004
                                       ------------  ------------  ------------
Net Income for the Computation of
   Basic EPS                             (1,241,660)     (832,483)     (160,777)
                                       ============  ============  ============
Shares for Computation of Basic EPS       5,156,679     8,368,992     8,520,680
                                       ============  ============  ============


(4)  INCOME TAXES:

At December 31, 2002, 2003 and March 31, 2004 the balance of operating loss Carry forward was $ 4,391,733, $5,224,216 and $5,384,993 respectively, which can be utilized to offset future taxable income. These operating loss carry-forwards begin to expire in 2014.


(5) CURRENT PORTION OF LONG-TERM DEBT:

Loans payable to banks were as follows for the years indicated:

                                                          CURRENT
YEAR ENDED         PAYEE                INTEREST RATE     AMOUNT
--------------     ------------------   -------------    --------
2002               Hudson United Bank   Prime +1.5%      $31,713
2003               Hudson United Bank   Prime +1.5%      $30,392
March 31, 2004     Hudson United Bank   Prime +1.5%      $30,044

This loan was negotiated in 1995 at an original amount of $35,000 and fluctuated to a maximum of $35,000.


Marketable Securities are pledged as collateral on the above loans.


(6)  SHORT-TERM LOANS PAYABLE:

Demand loans Payable include loans from third parties. The outstanding loan balances due as of December 31, 2002, December 31, 2003, and March 31, 2004 was $ 56,815 for 2002, $50,449 for 2003 and $50,450 which includes accrued interest for all years. The annual interest rate for these loans ranges between six (6%) percent and ten (10%) percent. In October of 1999, three short-term loans for a total of $200,000 at ten percent (10%) annual interest were completed. Certain contractual revenues were pledged to secure these loans. As of December 31, 2000, $150,000 of such loans were repaid. The remaining $50,000 is outstanding and was due by December 31, 2002 and is in default for nonpayment.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND THE
                       THREE MONTHS ENDED MARCH 31, 2004


(7)  COMMON STOCK:

In 1999, Tech Labs filed a registration statement on Form SB-2 with the Securities and Exchange Commission. The registration statement was declared effective on February 3, 2000. The offering was completed on May 3, 2000 for total proceeds of $2,273,723.


(8)  COMMITMENTS AND CONTINGENCIES:

In 1997 Tech Labs entered into an exclusive agreement with Elektronik Apparatebau (EAG), FUA Safety Equipment and WT Sports LTD, whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada, and South America. Gross profits were to be calculated according to GAAP and distributed quarterly based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA was to receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells. Since 1997, sales and distributions to FUA have been $1.5 million and $240,000, respectively. This agreement was terminated and the unpaid royalties of $13,000 are subject to arbitration.


(9)  LONG-TERM CONVERTIBLE DEBT:

On October 13, 2000 Tech Labs completed a $1.5 million dollar financing of 6.5% convertible promissory notes due October 15, 2002. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholders. Tech Labs disclosed all terms of this financing on Form 8-K filed on October 18, 2000. As of December 31, 2002, $373,730 of principal on the convertible notes has been converted into shares of Tech Labs' common stock.

(10) On January 11, 2002, Tech Labs entered into a conversion and redemption agreement concerning the Long- Term Debt referenced in Note (9). An Event of Default, as defined in the 6.5% convertible notes Tech Labs issued in October 2000, occurred on January 25, 2002, when Tech Labs was unable to make the first payment of $750,000 to the holders of the notes.

On April 19, 2002, Tech Labs successfully negotiated a cure of the default referenced above. This cure required that Tech Labs' registration statement, filed with the Securities and Exchange Commission on April 5, 2002, covering the shares underlying the 6.5% convertible notes, to have been declared effective on or before June 29, 2002. If the registration statement was declared effective by such date and Tech Labs made certain payments described in Tech Labs' report on Form 8-K filed April 25, 2002 the maturity date of the 6.5% convertible notes would have been extended from October 13, 2002 to December 30, 2002.

On August 2, 2002, the Company announced that an Event of Default occurred on the Convertible Notes. The Company was unable to have its registration statement declared effective by June 29, 2002, and was unable to reach a new agreement with the holders of the Convertible Notes prior to the expiration of the waiver the Company had been granted by the noteholders, which had been granted in order to permit the parties time to negotiate a new agreement. The Company continued to seek a cure for the default with the holders of the Convertible Notes, and in October, 2003 a cure was successfully negotiated and is described in the Company's 8-K filed in October, 2003.


(11) GOING CONCERN:

As a result of operating losses and negative cash flows experienced during 2001, 2002 and 2003. Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND THE
                       THREE MONTHS ENDED MARCH 31, 2004


(12) PRIOR PERIOD ADJUSTMENT:

Over the course of 2001, Tech Labs issued and distributed 170,000 shares of common stock to Mr. Barry Bendett pursuant to the terms of a consulting agreement the Company entered into with Mr. Bendett on November 13, 2000. Valuing these shares at their market value on their respective dates of issuance and distribution. Tech Labs should have expensed $168,950. This compensation was never expensed. This error is corrected as follows:

FULL YEAR 2001
o  Closing balance retained earnings as reported                   $ (2,406,542)
o  Adjustment referenced above                                         (168,950)
                                                                   ------------
o  Revised closing balance retained earnings                       $ (2,575,492)
                                                                   ============

(13) DISCLOSURE OF STOCK BASED COMPENSATION:

Beginning in 2002, Tech Labs adopted the expense provision of the statement of Financial Accounting Standards No. 123 and Accounting Principles Board ("APB") Opinion No. 25.

Accordingly, all compensation to employees or outside consultants in the form of common stock awards have been expensed.

We  have  not   authorized  any  dealer,
salesperson  or other  person to provide
any     information    or    make    any
representations about Tech Laboratories,
Inc.    except   the    information   or
representations    contained   in   this
prospectus.  You  should not rely on any
additional         information        or
representations if made.

        -----------------------

This prospectus does not constitute an
offer to sell, or a solicitation of an               ----------------------
offer to buy any securities:
                                                          PROSPECTUS
 [ ]  except the common stock offered by this
      prospectus;                                    ----------------------

 [ ] in any jurisdiction in which the offer or solicitation is not authorized;
                                              189,492,704 SHARES OF COMMON STOCK

 [ ]  in any jurisdiction where the dealer or
      other salesperson is not qualified to
      make the offer or solicitation;
                                                      TECH LABORATORIES, INC.
 [ ]  to any person to whom it is unlawful
      to make the offer or solicitation; or

 [ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.
                                                        ______________, 2004
The delivery of this prospectus or any
  accompanying sale does not imply that:

 [ ] there have been no changes in the affairs of Tech Laboratories, Inc. after the date of this prospectus; or

 [ ] the information contained in this
     prospectus is correct after the
     date of this prospectus.

          -----------------------

Until   _________,   2004,  all  dealers
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Tech Labs to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Tech Labs.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tech Labs pursuant to the foregoing, or otherwise, Tech Labs has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Tech Labs will pay all expenses in connection with this offering.

     Securities and Exchange Commission Registration Fee           $     672.24
     Printing and Engraving Expenses                               $   2,500.00
     Accounting Fees and Expenses                                  $  10,000.00
     Legal Fees and Expenses                                       $  35,000.00
     Miscellaneous                                                 $   1,827.76
                                                                   ------------
     TOTAL                                                         $  50,000.00
                                                                   ============

RECENT SALES OF UNREGISTERED SECURITIES

     On July 28, 2004 we issued 350,000 shares to Dennis Menchino pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Menchino for services rendered. The issuance of the shares was excempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On July 28, 2004 we issued 250,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was excempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On July 1, 2004 we issued 60,737 shares to Knightsbridge Holdings, LLC, pursuant to an agreement with the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 685,312 shares to Phoenix Capital Partners pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 1,264,871 shares to Advantage Fund I, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned these shares to Advantage Fund I, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 1,264,872 shares to Knightsbridge Holdings, LLC. Such shares were issued pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 30, 2004 we issued 449,604 shares to Cornell Capital Partners, LP pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 16, 2004 we issued 3,125,000 shares to Cornell Capital Partners, LP pursuant to a $350,000 commitment fee owed by Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 16, 2004 we issued 91,912 shares to Newbridge Securities, LP pursuant to a $350,000 commitment fee owed by Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On June 2, 2004 we issued 448,430 shares to Cornell Capital Partners, LP pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 27, 2004 we issued 108,962 shares to Esquire Trade & Finance pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 300,000 shares to Alexly Resources, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Alexly Resources, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 300,000 shares to Chris Knapp pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Knapp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Ed Meyer pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Meyer for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 150,000 shares to David Ryan pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Ryan for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 200,000 shares to Lima Capital pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lima Capital for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On May 19, 2004 we issued 400,000 shares to Churchill Investments pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Churchill Investments for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Bernard C. Ciongoli, a director of Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Lorraine A. Ciongoli pursuant to Bernard Ciongoli's request to assign such shares received in consideration for services to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 2,000,000 shares to Melissa A. Ciongoli pursuant to Bernard Ciongoli's request to assign such shares received in consideration for services to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 6,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 23, 2004 we issued 50,000 shares to Edward Branca, a consultant to Tech Laboratories, Inc., in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 14, 2004 we issued 2,128,778 shares to Shmuli Margolies The Endeavor Capital Investment Fund pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 14, 2004 we issued 60,000 shares to Peter Nasca pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Nasca for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 2, 2004 we issued 250,000 shares to Advantage Fund I, LLC pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On April 2, 2004 we issued 250,000 shares to Triple Crown Consulting pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On March 10, 2004 we issued 100,000 shares to Dennis Mancino pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Mancino for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On March 10, 2004 we issued 100,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 4,000,000 shares to Bernard Ciongoli, a director of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 2,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 25,000 shares to Eric Jacobsen pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Jacobsen for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 23, 2004 we issued 50,000 shares to Leslie Pozner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Ms. Pozner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 19, 2004 we issued 240,000 shares to Alexly Resources, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Alexly Resources, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 765,561 shares to Celeste Trust Reg pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 956,924 shares to Esquire Trade & Finance pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 16, 2004 we issued 648,711 shares to Shmuli Margolies The Endeavor Capital Investment Fund pursuant to a Convertible Note issued October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 9, 2004 we issued 220,000 shares to Phoenix Capital Partners, LLC pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Phoenix Capital Partners, LLC for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 5, 2004 we issued 130,000 shares to Bradford Barker pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Bradford Barker for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On February 5, 2004 we issued 150,000 shares to Desert Son Typesetting & Design pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Desert Son Typesetting & Design for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On February 5, 2004 we issued 500,000 shares to Triple Crown Consulting, Inc. pursuant to its agreement with Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 150,000 shares to Penson Financial Services, Inc. fbo Desert Son pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Penson Financial Services, Inc. fbo Desert Son for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 100,000 shares to Nathan Schlesinger pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Schlesinger for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On January 13, 2004 we issued 130,000 shares to David Ryan pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Ryan for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 13, 2004 we issued 55,000 shares to Gerald Steven Turner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Turner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 949,961 shares to Shmuli Margolies The Endeavor Capital Investment Fund SA pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 1,414,071 shares to Celeste Trust Reg. Such shares were issued pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On January 12, 2004 we issued 1,414,071 shares to Esquire Trade & Finance. Such shares were issued pursuant to its Convertible Note with Tech Laboratories, Inc. dated October 2000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 16, 2003 we issued 100,000 shares to Pierre Bergeron, an employee of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 150,000 shares to David Weiner pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Weiner for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 125,000 shares to Dennis Mancini pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Mancini for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 158,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On December 12, 2003 we issued 1,750,000 shares to Phoenix Capital Partners, LLC pursuant to an Engagement Agreement between Tech Laboratories, Inc. and Knightsbridge Holdings, LLC. Knightsbridge assigned such shares to Phoenix Capital Partners, LLC. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 31,250 shares to Alfred F. Ayme and Martha Ayme in consideration for services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 31,250 shares to Reynaldo A. Martinez and Janet Martinez in consideration for their services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On November 5, 2003 we issued 62,250 shares to Nellie Bloom in consideration for her services rendered to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 30, 2003 we issued 150,000 shares to Bradford Barker pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Barker for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 27, 2003 we issued 200,000 shares to Ed Meyer pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Meyer for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 21, 2003 we issued 200,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 21, 2003 we issued 200,000 shares to Lima Capital pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lima Capital for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 10, 2003 we issued 400,000 shares to Daniell Forigno pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Ms. Forigno for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 2, 2003 we issued 600,000 shares to Frank Manfredi pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Manfredi for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Such shares were subsequently cancelled by mutual agreement of the parties.

     On October 2, 2003 we issued 400,000 shares to Chris Knapp pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Mr. Knapp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 2, 2003 we issued 60,000 shares to Lil Cobble Corp. pursuant to an agreement with Triple Crown Consulting, Inc. Triple Crown Consulting, Inc. assigned such shares to Lil Cobble Corp for services rendered. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     On October 2, 2003 we issued 650,000 shares to Triple Crown Consulting, Inc. pursuant to its agreement with Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 9, 2003 we issued 5,000,000 shares to Bernard C. Ciongoli, a director of Tech Laboratories, Inc, in consideration for the assignment to Triple Crown Consulting, Inc. for back payroll owed of $50,000 for services rendered in 2001, 2002 and 2003. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     On October 9, 2003 we issued 1,000,000 shares to Earl Bjorndal, a director of Tech Laboratories, Inc., in consideration for the assignment to Triple Crown Consulting, Inc. for back payroll owed of $10,000 for services rendered in 2001, 2002 and 2003. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 2001, we issued 10,000 shares to Pierre Bergeron, an employee of Tech Laboratories, Inc., in consideration for services to the Company. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 2001, we issued 27,465 shares to Concurrent Resources Group, a consultant to Tech Laboratories, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In May 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Tech Labs 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $340,000, payable by the issuance of 3,125,000 shares of common stock. We are registering 150,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement, together with the 3,125,000 shares issued as a commitment fee.

     Cornell Capital Partners beneficially owns debentures in the original principal amount of $250,000, and is obligated to purchase an additional $250,000 convertible debentures in $25,000 increments every thirty (30) days, with the balance purchased upon the SEC declaring this registration statement effective. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Tech Labs has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Tech Labs' assets. In the event the debentures are redeemed, then Tech Labs will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price equal to 120% of the closing bid price of the common stock as of the closing date. Tech Labs is registering in this offering 31,250,000 shares of common stock underlying the convertible debentures.

     With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Tech Labs so as to make an informed investment decision. More specifically, Tech Labs had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Tech Labs' securities.

EXHIBITS


EXHIBIT NO.    DESCRIPTION                                              LOCATION
-----------    -----------------------------------------------------    -------------------------------------------
3.1            Certificate of Incorporation                             Incorporated by reference from the
                                                                        Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, filed on July 9, 1999

3.2            Bylaws                                                   Incorporated by reference from the
                                                                        Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, filed on July 9, 1999

5.1            Opinion re: Legality                                     Provided herewith

10.1           Amended Joint Marketing Agreement and Confidentiality    Incorporated by reference from the
               and Manufacturing Agreement dated as of October 1,       Registrant's Registration Statement on Form
               1998, between Tech Labs and Elektronic Apparutebau       SB-2, File No. 333-82595, effective February
               Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety             3, filed on July 9, 1999
               Equipment, AG

10.2           Employment Agreement between Tech Labs and Bernard M.    Incorporated by reference from the
               Ciongoli                                                 Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, filed on July 9, 1999

10.3           First Amendment to Employment Agreement between Tech     Incorporated by reference from amendment No. 1
               Labs and Bernard M. Ciongoli                             Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.4           Second Amendment to Employment Agreement between Tech    Incorporated by reference from the
               Labs and Bernard M. Ciongoli dated February 21, 2001     Registrant's Annual Report on Form 10-KSB,
                                                                        File No. 000-30172, filed on April 3, 2001

10.5           Patent and Trademark assignments                         Incorporated by reference from the
                                                                        Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, filed on July 9, 1999

10.6           Consulting Agreement dated March 10, 1999, between       Incorporated by reference from Amendment No. 1
               Tech Labs and Mint Corporation                           Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.7           Consulting Agreement dated March 22, 1999, between       Incorporated by reference from Amendment No. 1
               Tech Labs and MPX Network Solutions                      Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.8           Consulting Agreement dated June 2, 1999, between Tech    Incorporated by reference from Amendment No. 1
               Labs and Coby Capital Corporation                        Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.9           Assignment of Lease dated May 1, 1992 between William    Incorporated by reference from Amendment No. 1
               Tanis as Landlord, Forsee Corporation as Assignor and    Registrant's Registration Statement on Form
               Tech Labs as Assignee                                    SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999


EXHIBIT NO.    DESCRIPTION                                              LOCATION
-----------    -----------------------------------------------------    -------------------------------------------
10.10          Asset Acquisition Agreement dated as of March 12,        Incorporated by reference from Amendment No. 1
               1999, by and between NORDX/CDT, Inc. and Tech Labs       Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.11          Tech Labs Stock Option Plan                              Incorporated by reference from Amendment No. 1
                                                                        Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.12          Stock Option Agreement dated June 3, 1999, between       Incorporated by reference from Amendment No. 1
               Tech Labs and Coby Capital Corporation                   Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.13          Stock Option Agreement dated March 10, 1999, between     Incorporated by reference from Amendment No. 1
               Tech Labs and Mint Corporation                           Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.14          Stock Option Agreement dated March 10, 1999, between     Incorporated by reference from Amendment No. 1
               Tech Labs and Mint Corporation                           Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on October 18, 1999

10.15          Joint Marketing Agreement dated October 15, 1999,        Incorporated by reference from Amendment No. 2
               between Tech Labs and TravelNet Technologies, Inc.       to Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on November 19, 1999

10.16          Promissory Note and Security Agreement dated October     Incorporated by reference from Amendment No. 3
               25, 1999, between Tech Labs and Peter B. Hirschfield,    to Registrant's Registration Statement on Form
               Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o     SB-2, File No. 333-82595, effective February
               Bert L. Atwater                                          3, 2000, filed on December 17, 1999

10.17          Promissory Note dated December 13, 1999, between Tech    Incorporated by reference from the
               Labs and Campbell Steward                                Registration Statement on form SB-2, File No.
                                                                        333-50158, effective January 22, 2001 filed on
                                                                        November 17, 2000

10.18          Promissory Note dated December 15, 1999, between Tech    Incorporated by reference from the
               Labs and Herbert L. Camp, Esq.                           Registrant's Registration Statement on form
                                                                        SB-2, File No. 333-50158, effective January
                                                                        22, 2001, filed on November 17, 2000

10.19          Promissory Note dated December 20, 1999, between Tech    Incorporated by reference from the
               Labs and Thomas McKean, Esq.                             Registrant's Registration Statement on form
                                                                        SB-2, File No. 333-50158, effective January
                                                                        22, 2001, filed on November 17, 2000

10.20          Shareholders Agreement dated June 23, 2000 by and        Incorporated by reference from the
               between Tech Labs Community Networks, Inc., the          Registrant's Registration Statement on form
               Shareholders of M3Communications, Inc. and Tech Labs     SB-2, File No. 333-50158, effective January
               Community Networks of the South East, Inc                22, 2001, filed on November 17, 2000

10.21          Warrant Agreement dated June 23, 2000 executed by Tech   Incorporated by reference from the
               Labs and delivered to M3communications, Inc.             Registrant's Registration Statement on form
                                                                        SB-2, File No. 333-50158, effective January
                                                                        22, 2001, filed on November 17, 2000


EXHIBIT NO.    DESCRIPTION                                              LOCATION
-----------    -----------------------------------------------------    -------------------------------------------
10.22          Consulting Agreement dated as of November 13, 2000 by    Incorporated by reference from the
               and between Barry Bendett and Tech Labs                  Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-50158, effective January
                                                                        22, 2001, filed on November 17, 2000

10.23          Subscription Agreement entered into between the          Incorporated by reference from Amendment No. 5
               subscribers and Tech Labs dated October 13, 2000         to Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on January 28, 1999

10.24          Stock Purchase warrant entered into between the          Incorporated by reference from Amendment No. 5
               warrant holders and Tech Labs dated October 13, 2000     to Registrant's Registration Statement on Form
                                                                        SB-2, File No. 333-82595, effective February
                                                                        3, 2000, filed on January 28, 1999

10.25          Amendment to Consulting Agreement dated as of April 9,   Incorporated by reference from Post-Effective
               2001, and retroactive from March 13, 2001, between       Amendment No. 1 to Registrant's Registration
               Tech Labs and MPX Network Solutions                      Statement on Form SB-2, File No. 333-50158,
                                                                        May 7, 2001

10.26          Amended and Restated Employment Agreement dated August   Incorporated by reference from the
               24, 2001, by and between the Company and Bernard         Registrant's Quarterly Report filed on Form
               Ciongoli                                                 10-QSB, File No. 000- 30172, filed on November
                                                                        14, 2001

10.27          Conversion and Redemption Agreement dated January 11,    Incorporated by reference from the
               2002, by and between the Company and the holders of      Registrant's Currant Report on Form 8-K, File
               the 6.5% convertible promissory notes the Company        No. 000-30172, filed on January 11, 2002
               issued in October 2000

10.28          Lease Modification dated February 27, 2002 was           Incorporated by reference from the
               previously filed                                         Registrant's Annual Report on Form 10-KSB,
                                                                        File No. 000-30172, filed on April 3, 2001

10.29          Securities Purchase Agreement dated as of May 2004       Provided herewith
               between Tech Labs and Cornell Capital Partners, LP

10.30          Registration Rights Agreement dated as of May 2004       Provided herewith
               between Tech Labs and Cornell Capital Partners, LP

10.31          Convertible Debenture                                    Provided herewith

10.32          Standby Equity Distribution Agreement dated as of May    Provided herewith
               2004 between Tech Labs and Cornell Capital Partners, LP

10.33          Registration Rights Agreement dated as of May 2004       Provided herewith
               between Tech Labs and Cornell Capital Partners, LP

10.34          Placement Agent Agreement dated as of May 2004 between   Provided herewith
               Tech Labs and Newbridge Securities Corporation

10.35          First Amendment to Asset Purchase Agreement dated June   Incorporated by reference to the Registrant's
               9, 2000 entered into by and between Tech Labs,           Registration Statement on Form SB-2, File No.
               M3communications, Inc. and the shareholders of M3        333-50158, effective January 22, 2001 filed on
                                                                        November 17, 2000

23.1           Consent of Independent Public Accountants                Provided herewith

23.2           Consent of Legal Counsel                                 Incorporated by reference in Exhibit 5.1 of
                                                                        this filing

UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on August 3, 2004.

                                                   TECH LABORATORIES, INC.


                                                   By: /s/ Bernard M. Ciongoli
                                                     ---------------------------
                                                     Name:  Bernard M. Ciongoli
                                                     Title: Chief Executive
                                                            Officer (Principal
                                                            Executive Officer),
                                                            Chief Financial
                                                            Officer (Principal
                                                            Financial Officer)
                                                            and Director

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                    TITLE                                                  DATE
---------                                    -----                                                  ----

/s/ Bernard M. Ciongoli                                                                             August 3, 2004
------------------------------------
Bernard M. Ciongoli                          Chief Executive Officer (Principal Executive
                                             Officer), Chief Financial Officer (Principal
                                             Financial Officer) and Director


/s/ Earl M. Bjorndal                         Vice President and Director                            August 3, 2004
------------------------------------
Earl M. Bjorndal
